                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY
                                                                  --------------



================================================================================





                     AGREEMENT AND PLAN OF REORGANIZATION

                                     among
                         Vistana, Inc., V Sub-1, Inc.,
                        Donald J. Dubin, Larry D. Doll,
                        Ronald R. Sharp, David E. Bruce
                             and David H. Friedman


                          Dated as of August 15, 1997



================================================================================

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------


                               Table of Contents
                               -----------------

                                                                                           Page
                                                                                           ----
                                   ARTICLE I
                              THE REORGANIZATION


     1.1   POC Stock Purchase..............................................................   2
     1.2   SCI Stock Purchase..............................................................   2
     1.3   LLC Purchases...................................................................   2
     1.4   DMA/SWC Stock Purchases.........................................................   3
     1.5   Contingent Consideration; Escrow................................................   3
     1.6   Closing.........................................................................   4

                                  ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

     2.1   Due Organization...............................................................    4
     2.2   Due Authorization..............................................................    5
     2.3   Capitalization.................................................................    6
     2.4   Conflicts......................................................................    7
     2.5   Litigation.....................................................................    8
     2.6   Material Contracts.............................................................    8
     2.7   Title to and Condition of Assets...............................................   10
     2.8   Intangible Personal Property...................................................   13
     2.9   Financial Statements...........................................................   14
     2.10  Absence of Certain Changes or Events...........................................   15
     2.11  Compliance; Permits............................................................   15
     2.12  Environmental..................................................................   16
     2.13  Insurance......................................................................   19
     2.14  Labor Matters..................................................................   19
     2.15  Securities Laws................................................................   20
     2.16  Brokers........................................................................   20
     2.17  Solvency.......................................................................   21
     2.18  Tax Matters....................................................................   21
     2.19  Employees......................................................................   23
     2.20  Employee Benefit Plans; ERISA..................................................   24
     2.21  Transactions with Related Parties..............................................   26
     2.22  Minute and Stock Books; Records................................................   26
     2.23  Timeshare Notes Receivable.....................................................   27
     2.24  Disclosure; Adverse Developments; Knowledge....................................   28

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF VISTANA

      3.1  Due Organization........................................... 29
      3.2  Due Authorization.......................................... 29
      3.3  Conflicts.................................................. 30
      3.4  SEC Reports and Financial Statements....................... 30
      3.5  Litigation................................................. 31
      3.6  Issuance of Vistana Common Stock........................... 31
      3.7  Brokers.................................................... 31
      3.8  Vistana's Investigation; Sophisticated Buyer............... 31
      3.9  Financing.................................................. 32
      3.10 Purchase for Own Account................................... 32
      3.11 Disclosure................................................. 32

                                  ARTICLE IV
                                   COVENANTS

      4.1  Conduct of Business........................................ 32
      4.2  Access and Information..................................... 34
      4.3  Exclusivity................................................ 34
      4.4  Listing Application........................................ 34
      4.5  Conduct of Business of VS1................................. 34
      4.6  Filings; Other Action...................................... 35
      4.7  Public Announcements....................................... 35
      4.8  Delivery of Monthly Financial Statements................... 35
      4.9  Representations and Warranties; Supplemental Information... 35
      4.10 Additional Agreements...................................... 36
      4.11 Maintenance of Insurance................................... 36
      4.12 Title, Survey and Real Property Matters.................... 36
      4.13 Release of Guarantees...................................... 38
      4.14 Cancellation of Related Party Indebtedness................. 38
      4.15 Funding of Certain Amounts................................. 38
      4.16 Notice of Breach of Representations and Warranties......... 38

                                   ARTICLE V
                CONDITIONS TO CONSUMMATION OF THE REORGANIZATION
      5.1  Conditions to Obligations of the Vistana Entities.......... 39
      5.2  Conditions to Obligations of the Selling Parties........... 40

                                  ARTICLE VI
                                  DELIVERIES
      6.1  Deliveries by the Vistana Parties.......................... 42
      6.2  Deliveries by the Selling Parties.......................... 43

                           ARTICLE VII
                     ADDITIONAL UNDERSTANDINGS

     7.1  Acquisition Property........................  46
     7.2  Covenant Not to Compete.....................  47
     7.3  Covenant Against Solicitation of Employees..  48
     7.4  Remedies For Breach.........................  48
     7.5  Taxes.......................................  49
     7.6  Trading in Vistana Common Stock.............  50
     7.7  Allocation of Consideration.................  50
     7.8  Subject Entity Indemnification Provision....  50
     7.9  Selling Party Releases......................  51

                           ARTICLE VIII
                 TERMINATION, AMENDMENT AND WAIVER
     8.1  Termination by Mutual Consent...............  51
     8.2  Termination by Either Party.................  52
     8.3  Termination by the Selling Parties..........  52
     8.4  Termination by Vistana......................  52
     8.5  Effect of Termination and Abandonment.......  52
     8.6  Amendment...................................  53
     8.7  Extension; Waiver...........................  53

                           ARTICLE IX
                        INDEMNIFICATION
     9.1  Survival....................................  53
     9.2  Indemnification by the Selling Parties......  54
     9.3  Indemnification by Vistana..................  54
     9.4  Claims......................................  55
     9.5  Assumption of Defense.......................  55
     9.6  Settlement or Compromise....................  56
     9.7  Failure of Indemnifying Person to Act.......  56
     9.8  Escrow......................................  56
     9.9  Limitation on Liability.....................  57

                           ARTICLE X
                         MISCELLANEOUS
     10.1 Notices.....................................  57
     10.2 [INTENTIONALLY OMITTED].....................  59
     10.3 Counterparts................................  59
     10.4 Interpretation..............................  59
     10.5 Governing Law...............................  59
     10.6 Assignment..................................  60
     10.7 No Third Party Beneficiaries................  60
     10.8 Disclosures.................................  60



     10.9  Further Assurances..........................  60
     10.10 Severability................................  60
     10.11 Remedies Cumulative.........................  60
     10.12 Entire Understanding........................  60
     10.13 Forum Selection and Consent to Jurisdiction.  60
     10.14 No Presumption Against Drafter..............  61
     10.15 Power of Attorney and Representative........  61

EXHIBIT A  - ESCROW AGREEMENT.......................... A-1
EXHIBIT B  - REGISTRATION RIGHTS AGREEMENT............. B-1
EXHIBIT C1 - EMPLOYMENT AGREEMENT - DONALD J. DUBIN.... C-1
EXHIBIT C2 - EMPLOYMENT AGREEMENT - LARRY D. DOLL...... C-2
EXHIBIT C3 - EMPLOYMENT AGREEMENT - RONALD R. SHARP.... C-3
EXHIBIT C4 - EMPLOYMENT AGREEMENT - DAVID E. BRUCE..... C-4
EXHIBIT C5 - EMPLOYMENT AGREEMENT - DAVID H. FRIEDMAN.. C-5
EXHIBIT D  - NEAL, GERBER & EISENBERG OPINION.......... D-1
EXHIBIT E  - DAVIS, GRAHAM AND STUBBS LLP OPINION...... E-1
EXHIBIT F  - SQUIRE, SANDERS & DEMPSEY OPINION......... F-1
EXHIBIT G  - BEARMAN, TALESNICK & CLOWDUS OPINION...... G-1

LIST OF SCHEDULES...................................... S-1

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------


     AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of August 15, 1997, among VISTANA, INC., a Florida corporation ("Vistana"), V SUB-1, INC., a Florida corporation and a wholly-owned subsidiary of Vistana ("VS1"), DONALD
J. DUBIN ("Dubin"), LARRY D. DOLL ("Doll"), RONALD R. SHARP ("Sharp"), DAVID E. BRUCE ("Bruce"), and DAVID H. FRIEDMAN ("Friedman") (Dubin, Doll, Sharp, Bruce and Friedman are collectively referred to as the "Selling Parties"),


                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the parties hereto, and the Board of Directors of Vistana and VS1, have approved the reorganization contemplated hereby, pursuant to which, among other things, (i) Vistana will purchase (the "POC Stock Purchase") all of the outstanding shares of common stock, no par value ("POC Common Stock"), of POINTS OF COLORADO, INC., a Colorado corporation ("POC"), (ii) Vistana will purchase (the "SCI Stock Purchase") all of the outstanding shares of common stock, no par value ("SCI Common Stock"), of THE SUCCESS COMPANIES, INC., a Nevada corporation ("SCI"), (iii) Vistana and VS1 will purchase (collectively, the "LLC Purchases") from Dubin, Bruce and Sharp (the "Selling LLC Members") the limited liability company membership interests owned by the Selling LLC Members (the "LLC Securities"), of each of SUCCESS OF COLORADO, L.L.C., a Nevada limited liability company ("SOC"), SUCCESS OF ARIZONA, L.L.C., an Arizona limited liability company ("SOA"), SUCCESS DEVELOPMENTS, L.L.C., an Arizona limited liability company ("SD"), and FIESTA VACATIONS, L.L.C., an Arizona limited liability company ("FV;" and together with SOA, SOC and SD, the "Limited Liability Companies"), and (iv) Vistana will purchase (the "DMA/SWC Stock Purchases;" and together with the POC Stock Purchase, the SCI Stock Purchase and the LLC Purchases, the "Reorganization") from (A) Sharp and Dubin all of the outstanding shares of common stock, no par value ("DMA Common Stock"), of DATA MARKETING ASSOCIATES, INC., a Nevada corporation ("DMA"), and (B) Bruce and Dubin all of the outstanding shares of common stock, no par value ("SWC Common Stock"), of SUCCESS WEST COMMUNICATIONS, INC., a Nevada corporation ("SWC"), in each case upon the terms and subject to the conditions contained herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto, intending legally to be bound, hereby agree as follows:

                                   ARTICLE I
                              THE REORGANIZATION
                              ------------------

     1.1  POC Stock Purchase.
          ------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Doll and Friedman shall sell, convey, assign and transfer to Vistana, and Vistana shall purchase from Doll and Friedman, all right, title and interest of Doll and Friedman in and to the outstanding POC Common Stock, allocated among Doll and Friedman as set forth on Schedule 1.1A.

          (b) In exchange for the POC Common Stock, on the Closing Date, Vistana shall (i) pay and deliver to Doll and Friedman (allocated among Doll and Friedman as set forth on Schedule 1.1A), an aggregate of $13,561,200, by wire transfer of immediately available funds to one or more accounts designated by Doll and Friedman in writing at least two business days prior to the Closing Date and (ii) issue to Doll and Friedman (allocated among Doll and Friedman as set forth on Schedule 1.1A) 103,228 shares of common stock, $.01 par value ("Vistana Common Stock"), of Vistana; provided, however, that, in accordance with Section 1.5(c), all shares of Vistana Common Stock to be issued to Doll and Friedman shall be delivered to the Escrow Agent (as hereinafter defined) under the Escrow Agreement (as hereinafter defined) to be held in accordance with the terms thereof.

     1.2  SCI Stock Purchase.
          ------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Dubin, Sharp and Bruce shall sell, convey, assign and transfer to Vistana, and Vistana shall purchase from Dubin, Sharp and Bruce, all right, title and interest of Dubin, Sharp and Bruce in and to the outstanding SCI Common Stock, allocated among Dubin, Sharp and Bruce as set forth on
Schedule 1.2A.

          (b) In exchange for the SCI Common Stock, on the Closing Date, Vistana shall issue and deliver to Dubin, Sharp and Bruce (allocated among Dubin, Sharp and Bruce as set forth on Schedule 1.2A), an aggregate of 93,930 shares of Vistana Common Stock; provided, however, that, in accordance with
Section 1.5(c), all shares of Vistana Common Stock to be issued to Dubin, Sharp and Bruce shall be delivered to the Escrow Agent under the Escrow Agreement to be held in accordance with the terms thereof.

     1.3  LLC Purchases.
          -------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Selling LLC Members shall sell, convey, assign and transfer to Vistana and VS1, and Vistana and VS1 shall purchase from the Selling LLC Members, all right, title and interest of the Selling LLC Members in and to the LLC Securities, allocated among such parties as set forth on Schedule 1.3A.

          (b) In exchange for the LLC Securities, on the Closing Date, Vistana and VS1 shall pay and deliver to the Selling LLC Members, allocated among such parties as set forth on Schedule 1.3A, an aggregate of $9,923,793 (allocated for federal income tax, accounting, and reporting purposes $6,210,902 with respect to SD, $2,170,858 with respect to SOC, $1,447,239 with respect to SOA, and $94,794 with respect to FV) by wire transfer of immediately available funds to one or more accounts designated by the Selling LLC Members in writing at least two business days prior to the Closing Date.

     1.4  DMA/SWC Stock Purchases.
          -----------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Dubin, Sharp and Bruce shall sell, convey, assign and transfer to Vistana, and Vistana shall purchase from Sharp and Bruce, all right, title and interest of Dubin, Sharp and Bruce in and to the outstanding DMA Common Stock and the outstanding SWC Common Stock, allocated among Dubin, Sharp and Bruce as set forth on Schedule 1.4A.

          (b) In exchange for the DMA Common Stock, on the Closing Date, Vistana shall issue and deliver to Dubin and Sharp (allocated among Dubin and Sharp as set forth on Schedule 1.4A) an aggregate of 5,236 shares of Vistana Common Stock; provided, however, that, in accordance with Section 1.5(c), all shares of Vistana Common Stock to be issued to Dubin and Sharp shall be delivered to the Escrow Agent under the Escrow Agreement to be held in accordance with the terms thereof.

          (c) In exchange for the SWC Common Stock, on the Closing Date, Vistana shall pay and deliver to Dubin and Bruce (allocated among Dubin and Bruce as set forth on Schedule 1.4A) an aggregate of 5,236 shares of Vistana Common Stock; provided, however, that, in accordance with Section 1.5(c), all shares of Vistana Common Stock to be issued to Dubin and Bruce shall be delivered to the Escrow Agent under the Escrow Agreement to be held in accordance with the terms thereof.

     1.5  Contingent Consideration; Escrow.
          --------------------------------

          (a) At the Closing, Vistana shall issue and deliver to an independent escrow agent (the "Escrow Agent"), pursuant to an Escrow Agreement substantially in the form of attached Exhibit A (the "Escrow Agreement"), 430,814 shares of Vistana Common Stock (the shares of Vistana Common Stock deliverable to the Escrow Agent pursuant to this Section 1.5(a) are hereinafter referred to as the "Contingent Shares"). The Contingent Shares shall be released from the Escrow Agreement to either the Selling Parties or Vistana in accordance with the terms of the Escrow Agreement and the financial, operating and other criteria and the provisions set forth on Schedule 1.5A.

          (b) Any Contingent Shares which are released from the Escrow Agreement to the Selling Parties shall be allocated among the Selling Parties as set forth in Schedule 1.5B.

          (c) Notwithstanding anything to the contrary contained in this Agreement or the Escrow Agreement, from the shares of Vistana Common Stock otherwise payable hereunder to the Selling Parties pursuant to Section 1.1,
Section 1.2 and Section 1.4, at the Closing, (i) Vistana, at the direction of the shareholders of POC and as security for certain obligations of the shareholders of POC hereunder, shall deliver to the Escrow Agent, pursuant to the Escrow Agreement, 103,228 shares of Vistana Common Stock, (ii) Vistana, at the direction of the stockholders of SCI and as security for certain obligations of the stockholders of SCI hereunder, shall deliver to the Escrow Agent, pursuant to the Escrow Agreement, 93,930 shares of Vistana Common Stock, and
(iii) Vistana, at the direction of the sole stockholder of DMA and the sole stockholder of SWC and as security for certain obligations of the stockholders of DMA and the stockholders of SWC, shall deliver to the Escrow Agent, pursuant to the Escrow Agreement, 5,236 shares of Vistana Common Stock and 5,236 shares of Vistana Common Stock, respectively (the shares of Vistana Common Stock deliverable to the Escrow Agent pursuant to this Section 1.5(c) are hereinafter referred to as the "Indemnity Shares").

          (d) The Indemnity Shares shall be released from the Escrow Agreement in accordance with the terms of the Escrow Agreement and the terms of Article IX hereof.

     1.6 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Neal, Gerber & Eisenberg, at Two North LaSalle Street, Suite 2200, Chicago, Illinois 60602, or such other place to which the parties may agree, on September 15, 1997 or such other date to which the parties may agree (such date being the "Closing Date"). Each of the parties required to deliver and execute documentation pursuant to
Article VI shall use its best efforts to provide such documents, as executed, at least two days prior to the Closing Date to Neal, Gerber & Eisenberg to hold in escrow pending the Closing.

                                  ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES
             -----------------------------------------------------

     Each of Doll and Friedman hereby represents and warrants severally, and not jointly, to Vistana, with respect to himself, each of POC and SD and each Subject Subsidiary (as hereinafter defined) of POC or SD (collectively, the "POC Entities"), and each of Dubin, Sharp and Bruce hereby represents and warrants severally, and not jointly, to each of Vistana and VS1, with respect to himself, each of SCI, SOC, SOA, SD, FV, DMA and SWC and each Subject Subsidiary of any of SCI, SOC, SOA, SD, FV, DMA and SWC (collectively, the "SCI Entities;" and together with the POC Entities, the "Subject Entities"), as follows:

     2.1 Due Organization. Each of the Subject Entities has been duly organized as a corporation or limited liability company, as appropriate, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and is qualified to do business and in good standing in all jurisdictions where such qualification is necessary to carry on its business as now conducted, except where the failure to so qualify would not have a material adverse effect on the condition (financial or otherwise), results of operations or business prospects of the Subject Entities and the Subject Subsidiaries taken as a whole (a "POC/Success Material Adverse Effect"). Except as set forth on
Schedule 2.1, none of the Subject Entities (i) owns, directly or indirectly, the stock of any corporation, (ii) is a partner in any partnership, or (iii) is an equity owner in any limited liability company (other than SD) or other entity (each such corporation, partnership, limited liability company or entity listed on Schedule 2.1 is referred to herein as a "Subject Subsidiary"). Each Subject Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and is qualified to do business and in good standing in all jurisdictions where such qualification is necessary to carry on its business as now conducted, except where the failure to so qualify would not have a POC/Success Material Adverse Effect.

     2.2  Due Authorization.
          -----------------

          (a) Each of the Selling Parties has full power and legal capacity to enter into this Agreement and the Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Selling Parties of this Agreement and the Related Agreements to which it is a party have been duly and validly approved by all necessary applicable action and no other actions or proceedings on the part of any Selling Party are necessary to authorize this Agreement and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby.

          (b) Except (i) for applicable requirements of state securities or blue sky laws, and (ii) as set forth on Schedule 2.2B, no consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental instrumentality or any other entity or person is required to be made, obtained, or given by any of the Selling Parties, any Subject Entity or any Subject Subsidiary in connection with the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party.

          (c) The joinder of no entity or person other than the parties to this Agreement will be necessary to (i) effect the POC Stock Purchase, (ii) effect the SCI Stock Purchase, (iii) sell, convey, assign and transfer all of the LLC Membership Interests fully and completely to Vistana and VS1 at the Closing or
(iv) sell, convey, assign, and transfer all of the DMA Common Stock and all of the SCI Common Stock fully and completely to Vistana at Closing.

          (d) Each of the Selling Parties has duly and validly executed and delivered this Agreement, and the Related Agreements to which it is a party will be duly and validly executed and delivered at the Closing. This Agreement constitutes, and the Related Agreements to which it is a party when executed will constitute, legal, valid and binding obligations of each of the Selling Parties, enforceable against each of the Selling Parties in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

     2.3  Capitalization.
          --------------

          (a) The authorized capital stock of POC consists of 50,000 shares of POC Common Stock. As of the date of this Agreement, 80 shares of POC Common Stock are issued and outstanding. All of the issued and outstanding shares of POC Common Stock are validly issued, fully paid and nonassessable and free of pre-emptive rights. Except as set forth above as of the date of this Agreement and, except as provided in that Stock Redemption Agreement dated on or about December 9, 1994 by and among POC and its shareholders, there are no shares of capital stock of POC issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating POC to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of POC's capital stock. After the consummation of the POC Stock Purchase, POC will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan of POC or otherwise.

          (b) The authorized capital stock of SCI consists of 25,000 shares of SCI Common Stock. As of the date of this Agreement, 8,000 shares of SCI Common Stock are issued and outstanding. All of the issued and outstanding shares of SCI Common Stock are validly issued, fully paid and nonassessable and free of pre-emptive rights. Except as set forth above as of the date of this Agreement there are no shares of capital stock of SCI issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating SCI to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of SCI's capital stock. After the consummation of the SCI Stock Purchase, SCI will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

          (c) Except as set forth on Schedule 2.3C, the LLC Securities, together with the membership interest in SD held by POC (the "POC Membership Interest"), constitute all of the membership interests of each of the Limited Liability Companies which are currently issued and outstanding. All such LLC Securities and the POC Membership Interest have been validly issued, fully paid and are nonassessable. There are no membership interests of any of the Limited Liability Companies currently reserved for issuance for any purpose or upon the occurrence of any event or condition. After consummation of the LLC Purchases, none of the Limited Liability Companies will have any obligation to issue, transfer or sell any membership interests or other equity securities pursuant to any employee benefit plan of any Limited Liability Company or otherwise.

          (d) The authorized capital stock of DMA consists of 2,500 shares of DMA Common Stock and the authorized capital stock of SWC consists of 25,000 shares of SWC Common Stock. As of the date of this Agreement, 800 shares of DMA Common Stock are issued and outstanding, and 100 shares of SWC Common Stock are issued and outstanding. All of the issued and outstanding shares of DMA Common Stock and SWC Common Stock are validly issued, fully paid and nonassessable and free of pre-emptive rights. Except as set forth above as of the date of this Agreement there are no shares of capital stock of DMA or SWC issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating DMA or SWC to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of capital stock of DMA or SWC. After the consummation of the DMA/SWC Purchases, neither DMA nor SWC will have any obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan of DMA or SWC or otherwise.

          (e) Except as set forth on Schedule 2.3E, the outstanding shares of POC Common Stock are held of record and owned beneficially by Doll and Friedman, the outstanding shares of SCI Common Stock are held of record and owned beneficially by Dubin, Sharp and Bruce, the LLC Securities are held of record and owned beneficially by the Selling LLC Members, the POC Membership Interest is held of record and owned beneficially by POC, and the outstanding shares of DMA Common Stock are held of record and owned beneficially by Sharp and the outstanding shares of SWC Common Stock are held of record and owned beneficially by Bruce, in each case free and clear of any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, lease, equities, claims, easements, rights-of-way, covenants, conditions and restrictions, options or rights of first refusal or any other preference or priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same effect as any of the foregoing) (collectively, "Liens"). Except as set forth on Schedule 2.3E, none of the Selling Parties and none of the Subject Entities or Subject Subsidiaries has granted any option or right, or is a party to any other agreement which grants any option or right, to purchase all or any portion of the outstanding POC Common Stock, the SCI Common Stock, the LLC Securities, the POC Membership Interest, the DMA Common Stock or the SWC Common Stock, or any other ownership interests in any of the Subject Entities or any of the Subject Subsidiaries, and there are no profit participations or similar rights in existence with respect to any of the Subject Entities or any of the Subject Subsidiaries.

     2.4 Conflicts. The execution and delivery by each Selling Party of this Agreement and the Related Agreements to which it is a party, and the performance by each Selling Party under this Agreement and the Related Agreements to which it is a party, do not and will not conflict with, violate or result in a breach of (with or without the passage of time or notice or both) the terms of any of the articles of incorporation, by-laws, articles of organization, operating agreement, or other constituent documents of any Subject Entity or Subject Subsidiary, any judgment, order or decree of any governmental authority binding on any Subject Entity, Subject Subsidiary or any Selling Party, and do not breach or violate any applicable law, rule or regulation of any governmental authority. Except as set forth on Schedule 2.4A, the execution and delivery by each Selling Party of this Agreement and the Related Agreements to which it is a party, and the performance by each Selling Party under this Agreement and the Related Agreements to which it is a party, will not result in a breach or violation of (with or without the passage of time or notice or both) the terms or provisions of, or constitute a default under (with or without the passage of time or notice or both), or result in the creation of a Lien upon any of the assets or properties of any of the Subject Entities or any Subject Subsidiary under, any indenture, mortgage, deed of trust, loan agreement, lease agreement or management agreement or other agreement or instrument to which any Subject Entity or any Subject Subsidiary is a party or by which any Subject Entity or any Subject Subsidiary is bound or to which any assets or properties of any of the Subject Entities or any of the Subject Subsidiaries are subject, except for such breaches, violations and defaults under indentures, mortgages, deeds of trust, loan agreements, lease agreements, management agreements or other agreements or instruments which could not reasonably be expected to have a POC/Success Material Adverse Effect. Neither any Subject Entity nor any Subject Subsidiary has granted any rights, options, rights of first refusal or any other agreements of any kind, which are currently in effect, to purchase or to otherwise acquire any of the assets or properties of any of the Subject Entities or any of the Subject Subsidiaries or any part thereof or any interest therein, except for the rights of Vistana and VS1 under this Agreement and the rights of third parties to purchase timeshare interests in the ordinary course of business of POC and SD and Timeshare Notes Receivable (as hereinafter defined) in the ordinary course of business of POC and SD.

     2.5 Litigation. Except as set forth on Schedule 2.5, there is no action, suit or proceeding pending or threatened against any Subject Entity or any Subject Subsidiary or involving any assets, properties or equity securities of any Subject Entity or any Subject Subsidiary, and no such pending or threatened action, suit or proceeding, if adversely determined, could reasonably be expected to have a POC/Success Material Adverse Effect or challenges or could impair the ability of the Selling Parties, POC or SCI to execute, deliver or perform under this Agreement or any Related Agreement or to consummate the transactions contemplated herein or therein.

     2.6  Material Contracts.
          ------------------

          (a) Schedule 2.6A contains a true and complete list of each of the following, whether written or oral, to which any Selling Party (to the extent it relates to a Subject Entity or Subject Subsidiary), any Subject Entity or any Subject Subsidiary is a party or by which it is or its assets are bound (each, a "Material Contract"):

               (i) all loan agreements, indentures, mortgages (other than mortgages securing Timeshare Notes Receivable), notes (other than Timeshare Notes Receivable), capital leases or other instruments relating to the borrowing of money (or guarantees thereof);

               (ii) all contracts, open purchase orders or commitments for the purchase, sale or lease of assets, goods or services, excluding contracts involving payments, cost of performance or receipts following the date hereof of less than $20,000 and excluding contracts to sell Timeshare Interests in the ordinary course of business consistent with past practice;

               (iii) all leases of real property and of material personal property involving payments, costs of performance or receipts of $20,000 or more;

               (iv) all contracts or understandings limiting the ability of a Selling Party, a Subject Entity or a Subject Subsidiary to conduct its respective business or to otherwise compete in any business, including as to manner or place, or limiting the ability of any entity or person to compete with a Subject Entity or Subject Subsidiary;

               (v) all contracts or understandings relating to the sale, hypothecation or factoring of accounts receivable, notes receivable or providing for the extension of credit;

               (vi) all joint venture, "partnering" and similar agreements or understandings;

               (vii) all agreements relating to the organization and/or operation of condominium associations present at each timeshare complex owned or operated by a Subject Entity or a Subject Subsidiary and all agreements relating to the management of, or provision of services at, each timeshare complex owned or operated by a Subject Entity or a Subject Subsidiary;

               (viii) all sales representative agreements, practices, policies or understandings;

               (ix) all employment, consulting or similar agreements which individually are likely to result in payments by any Subject Entity or any Subject Subsidiary in excess of $20,000 during any consecutive 12-month period;

               (x) all collective bargaining agreements, non-competition and retainer agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock option or stock purchase plans, employee stock ownership plans and group life, health and accident insurance and other employee benefit or welfare plans, agreements or arrangements; and

               (xi) all other contracts or arrangements, without regard to monetary amount, which were not entered into by a Subject Entity or a Subject Subsidiary in the ordinary course of business or which are not consistent with past practices.

          (b) Each Material Contract is a legal, valid, binding, and enforceable obligation of the Selling Parties, the Subject Entities or the Subject Subsidiaries, as applicable, and in full force and effect and will continue to be such a legal, valid, binding and enforceable obligation and in full force and effect with identical terms on the Closing Date. Except as set forth on Schedule 2.6B, the relevant Selling Party, Subject Entity or Subject Subsidiary has performed all of its material obligations under the Material Contracts and no other party is in default with respect to any of its material obligations or liabilities under any Material Contract or has repudiated any material provisions thereof and no event has occurred which, with the passage of time or notice or both, would constitute a breach or default or permit termination, modification or acceleration thereunder. There are no pending terminations or nonrenewals of any Material Contract. Except as set forth on Schedule 2.6B, there are no disputes or oral agreements in effect as to any Material Contract.
Schedule 2.6B presents a true and accurate description of the economic and other material terms of each oral agreement which constitutes a Material Contract. There are no Material Contracts which may be terminated or for which any Selling Party, any Subject Entity or any Subject Subsidiary may be in breach or default as a result of the performance or non-performance to date (including by reason of a cross-default provision in such Material Contract) of any Selling Party, any Subject Entity or any Subject Subsidiary. No party to a Material Contract intends either to modify, cancel or terminate a Material Contract or to refuse to renew a Material Contract upon the expiration of the term thereof, whether as a result of the consummation of the transactions contemplated hereby or otherwise.

     2.7  Title to and Condition of Assets.
          --------------------------------

          (a)  Schedule 2.7A sets forth:
               -------------

               (i) a list of all real property interests owned or leased by any Subject Entity or any Subject Subsidiary (the "Real Property Interests") in each of the resorts (the "Resorts") specified in Schedule 2.7A, setting forth the identity of the Subject Entity or Subject Subsidiary owning or leasing such Real Property Interests;

               (ii) legal descriptions of all condominium units, other dwelling units and undivided interests related thereto (which for purposes hereof shall include both the airspace and the interest in common elements comprising such units) owned by any Subject Entity or any Subject Subsidiary (the "Dwelling Units"), including all Dwelling Units which have been dedicated to timeshare regimes (the "Dedicated Units") as well as a list of all timeshare interests therein ("Timeshare Interests") and Dwelling Units which have not been dedicated to timeshare regimes (the "Undedicated Units"); and

               (iii) legal descriptions of all real property owned by any Subject Entity or any Subject Subsidiary other than Dwelling Units, including all commercial, retail, warehouse, office and other property ("Related Property");

               (iv) a list of all leases, licenses or similar agreements under which any Subject Entity or any Subject Subsidiary is a tenant or otherwise uses or occupies any real property (the "Leases"), true, correct and complete copies of which have been delivered to the Vistana Entities; and

               (v) legal descriptions of all real property (the "Acquisition Property") to which any Subject Entity or Subject Subsidiary has rights to purchase (but has not yet purchased) under existing and pending agreements of purchase and sale, letters of intent and option contracts (the "Property Acquisition Agreements"), true, correct and complete copies of which have been delivered to the Vistana Entities.

          (b) Except as set forth on Schedule 2.7A, no Subject Entity and no Subject Subsidiary owns any real property or any interest therein and, other than the Property Acquisition Agreements, has not entered into any agreement to acquire additional real property. Except as may be set forth in the permitted exceptions listed in Schedule 2.7B ("Permitted Title Exceptions") or as may be otherwise set forth in Schedule 2.7B, the Subject Entities and the Subject Subsidiaries have good and marketable title to all of the Dwelling Units, free and clear of all Liens or other title defects or encumbrances except such title defects or encumbrances which are not substantial in character, amount or extent, and which do not detract from the value or materially interfere with present or intended use of the Related Property and Dwelling Units affected thereby. The Related Property, the Dwelling Units, the personal property therein and any personal property owned by an owner's association or by any Subject Entity or Subject Subsidiary are sufficient for the ownership and operation of each Subject Entity and Subject Subsidiary as presently being undertaken.

          (c) Except as set forth on Schedule 2.7C, the operation and maintenance of (A) the Resorts and (B) the Dwelling Units in their current manner, do not:

               (i) contravene, or constitute a "permitted non-conforming use" or "permitted non-conforming structure" under, any zoning (including without limitation setback, height, density and parking requirements), health, safety, environmental, building or other law, code, ordinance or administrative regulation of any Federal, state or local governmental entity, agency or subdivision thereof (collectively, "Building Laws"), or

               (ii) violate any restrictive covenant, easement, reciprocal operating agreement or other agreement binding on any of the Subject Entities or Subject Subsidiaries or the Resorts, or

               (iii) depend on any other real estate (except as set forth in valid and binding recorded easements).

          (d) All Dwelling Units are fully furnished and suitable for occupancy and all furniture, fixtures and equipment therein are in good operating condition (ordinary wear and tear excepted). Except as set forth in Schedule 2.7D, to the Resorts (i) were constructed in a good and workmanlike manner in accordance with all applicable Building Laws and were properly designed to accommodate soil conditions applicable to the real property, (ii) are in a state of good maintenance and repair in light of each Resort's age, type of construction and location (normal wear and tear excepted), (iii) are free of any material structural, mechanical and other defects, and (iv) are otherwise suitable in all material respects for the operation of the Subject Entities' and Subject Subsidiaries' business. The Selling Parties have not received any notice from any insurance carrier of defects or inadequacies in the Resorts which, if not corrected, could result in termination of insurance coverage or materially increase in the cost thereof, and no such defects or deficiencies exist.

          (e) There is no pending or threatened condemnation, eminent domain or similar proceeding with respect to any Resort or any pending or threatened, real estate tax reassessment or special assessments affecting any Resort. The Dwelling Units comprise separate parcels for real estate tax purposes and are not taxed jointly with any other real property.

          (f)  Each of the Resorts:

               (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy at no cost or expense (other than reasonable and customary maintenance and repair payments and contributions) the transportation requirements of the Resorts as presently operated and as contemplated to be operated in accordance with any written development or marketing plans pertaining to such Resort provided by the Selling Parties to the Vistana Entities and listed on Schedule 2.7F (the "Development Plans"); and

               (ii) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at the Resorts, which utilities are available to each of the Resorts without cost or restriction (other than payment for actual provision of the utility service) at the boundaries of each Resort through publicly dedicated streets or valid, recorded easements.

There exists no fact or condition which would result in the permanent discontinuation or prolonged interruption of water, sewage, electric, telephone, drainage or other utilities or services to the Resorts which are necessary and required for the use and operation thereof in their present manner and as contemplated pursuant to the Development Plans. Except as set forth in Schedule 2.7F, all impact fees, tie-in fees, dedications and contributions of any of the Resorts, paving and other infrastructure obligations and all other obligations and undertakings to any Federal, state or local governmental entity or agency, or any subdivision thereof, have been completely and fully performed or paid with respect to all of the Resorts and all of the Dwelling Units contemplated to be operated pursuant to the Development Plans.

          (g) Except for the agreements contained herein, there are no outstanding options or rights of first refusal to purchase, lease or acquire any interest in any of the Resorts, or any portion thereof or interest therein, other than agreements for the sale of Timeshare Interests in the ordinary course of business.

          (h) The legal descriptions for the Resorts set forth in condominium maps filed with respect to such Resorts (the "Condominium Maps") fully and adequately describe the Dwelling Units; the Dwelling Units are located within the boundary lines of the real property described in the Condominium Maps, are not in violation of and do no encroach on any easement which may burden the Resort except as may be permitted under any condominium declaration; the real property in the Resort does not serve any adjoining property for any purpose inconsistent with the use of such Resort; and, the Resorts are not located within any "wetlands" area or flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.

          (i) There are no agreements (whether or oral or written) to sell, convey or transfer any Timeshare Interests except sales of Timeshare Interests to consumers in the ordinary course of business.

     2.8  Intangible Personal Property.

          (a) Set forth on Schedule 2.8A is a list of all intangible personal property owned or used by any of the Subject Entities or Subject Subsidiaries that is necessary for the operation of the business of the Subject Entities or Subject Subsidiaries as presently conducted, including, without limitation, any and all trademarks, tradenames, trademark or tradename applications, copyrights, copyright applications, service marks, logos, trade secrets or other proprietary information (collectively, "Subject Entity Intangible Personal Property"). Except as set forth on Schedule 2.8A, the Subject Entities or Subject Subsidiaries, as the case may be, own or possess valid and binding licenses or other rights to use the Subject Entity Intangible Personal Property. All actions necessary to maintain the registration, application or use of the Subject Entity Intangible Personal Property have been taken by the Subject Entities or Subject Subsidiaries, as the case may be, and neither the Subject Entities nor the Subject Subsidiaries have engaged in any conduct or omitted to perform any necessary act, the result of which could invalidate, abandon or otherwise render the rights of Vistana or any of its subsidiaries to any Subject Entity Intangible Personal Property unenforceable. Except for license royalties or fees payable to third parties as set forth on Schedule 2.8A, the Subject Entities and the Subject Subsidiaries are not required to pay any royalty, license, fee or similar compensation with respect to the Subject Entity Intangible Personal Property in connection with the current or prior conduct of the business of the Subject Entities and the Subject Subsidiaries. Except as set forth on Schedule 2.8A, the use by the Subject Entities or the Subject Subsidiaries of the Subject Entity Intangible Personal Property does not infringe or violate the proprietary rights of any third party and no claims have been asserted by any person with respect to the use of the Subject Entity Intangible Personal Property. No third party is engaged in any activity which would constitute infringement of a Subject Entity's or a Subject Subsidiary's rights in the Subject Entity Intangible Personal Property.

          (b) None of the computer systems used in the business of any Subject Entity or any Subject Subsidiary, and none of the computer systems used in the business of a Subject Entity or Subject Subsidiary operated by any third party for the benefit of a Subject Entity or Subject Subsidiary, including without limitation any mainframe computer systems, computer networks and personal computer systems, contains any software which is incapable of recognizing and correctly calculating dates on or after January 1, 2000, or which would otherwise cause such computer system to fail to perform any of its intended functions in a proper manner in connection with data containing any date on or after January 1, 2000 (the "Year 2000 Problem"), and none of such computer systems will result in the failure or disruption of any Subject Entity's or Subject Subsidiary's business, operations, financial reporting, tax reporting, inventory management, accounts receivable systems, accounts payable systems, invoicing, delivery, personnel management or records, benefit records or administration, or any other records or systems, as a result of the Year 2000 Problem. Schedule 2.8B contains a true, correct and complete list of all written or oral studies, audits, surveys, reports and investigations conducted by or on behalf of any Subject Entity or any Subject Subsidiary with respect to the Year 2000 Problem, and a description of the Subject Entity's or Subject Subsidiary's efforts to analyze, modify or replace all computer software which any Subject Entity or any Subject Subsidiary has deemed necessary or appropriate in connection with the Year 2000 Problem.

     2.9  Financial Statements.

          (a) Except as set forth on Schedule 2.9A, the Subject Entity Financial Statements (as hereinafter defined) have been prepared in accordance with generally accepted accounting principles (except as set forth in the footnotes thereto and except for year-end adjustments consisting only of normal recurring accruals), applied on a consistent basis throughout the periods involved, and fairly present (i) the financial position of POC, (ii) the combined financial position of each of the Subject Entities (other than POC and SD), the Subject Subsidiaries, Success Ventures, Inc., a Nevada corporation ("SVI"), and Success Marketing, Inc., a Nevada corporation ("SMI"), and (iii) the financial position of SD, in each case as of the date thereof, and the results of operations and changes in financial position for the periods indicated and are materially accurate and complete. Except as set forth on
Schedule 2.9A, since the date of the last balance sheet contained in each of the Subject Entity Financial Statements, there has been no material change in the manner in which the books and records of the Subject Entities or the Subject Subsidiaries have been maintained or in any accounting practice or procedure. Except as set forth in the last balance sheets included in the Subject Entity Financial Statements and except for liabilities that have arisen thereafter in the ordinary course of business in accordance with past practice, there are no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, of any Subject Entity or any Subject Subsidiary or to which any asset or property of any Subject Entity or any Subject Subsidiary may be subject.

          (b) Each of SVI and SMI hold no assets or properties and conduct no operations or activities in each case that is necessary for the operation of the business of the Subject Entities or Subject Subsidiaries as presently conducted, except for (i) accounts receivable set forth on Schedule 2.21, (ii) the broker license necessary for the sale of the Americana Village product, and (iii) their respective right and participation in the litigation styled Success Marketing, Inc. and Success Ventures, Inc. v. All Seasons Resorts, Inc., Civil Action No. 95-12606, Superior Court of the State of Arizona, County of Maricopa.

          (c) For purposes of this Agreement, the term "Subject Entity Financial Statements" means the collective reference to (i) the audited financial statements of POC as at March 31, 1997 and March 31, 1996 and for the two years ended March 31, 1997, which financial statements consist of a balance sheet, a statement of income and accumulated deficit and a statement of cash flows (and footnotes thereto) and have been prepared by POC and audited by Kreisman Corporation, independent accountants, whose report is set forth therein, (ii) the unaudited combined financial statements of each of the Subject Entities (other than POC and SD), the Subject Subsidiaries, SVI and SMI as at March 31, 1997 and March 31, 1996 and for the two years ended March 31, 1997, which financial statements consist of a combined balance sheet, a combined statement of income, certain supplemental information (and footnotes thereto) and have been prepared by each of the Subject Entities (other than POC and SD), the Subject Subsidiaries, SVI and SMI, and (iii) the audited financial statements for SD as at December 31, 1996 and for the period from June 10, 1996 through December 31, 1996, which financial statements consist of a balance sheet, a statement of operations and members' equity, a statement of cash flows (and footnotes thereto) and have been prepared by SD and audited by Kreisman Corporation, independent accountants, whose report is set forth therein.

     2.10 Absence of Certain Changes or Events. Except as set forth in Schedule 2.10, since the date of the last balance sheet contained in each of the Subject Entity Financial Statements (a) there has not been any change in the financial condition, results of operation or business prospects of the businesses conducted by the Subject Entities or the Subject Subsidiaries which could reasonably be expected to have a POC/Success Material Adverse Effect, (b) each of the Subject Entities and the Subject Subsidiaries have conducted their respective business in the ordinary course consistent with past practices and
(c) no Subject Entity and no Subject Subsidiary has taken any of the actions described in Section 4.1(b).

     2.11 Compliance; Permits. Except as set forth on Schedule 2.11, each Subject Entity and each Subject Subsidiary is in compliance with and is not in default or violation of any law, rule, regulation, order, judgment or decree applicable to it or by which any of its assets or properties are bound or affected, including, without limitation, the Federal Trade Commission Act, the Fair Housing Act, the Truth-in-Lending Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Interstate Land Sales Full Disclosure Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Debt Collections Practices Act, the Civil Rights Act of 1964, and any and all applicable state laws and regulations relating to the operating of vacation ownership or timeshare resorts and the sale of vacation ownership or timeshare interests or otherwise specifically affecting the vacation ownership or timeshare industry. Each Subject Entity and each Subject Subsidiary (a) has obtained or holds all permits, licenses, consents, certificates, orders and approvals from governmental authorities (collectively, the "Permits") which are necessary to the operation of its respective business, which are set forth on Schedule 2.11, and (b) except as set forth on Schedule 2.11, since January 1, 1996, has not received any written notice of violation from any federal, state, municipal or other governmental instrumentality, or written notice of an intention by any of the foregoing to revoke any Permit. Each Subject Entity and each Subject Subsidiary is in compliance with the terms of each Permit, except where the failure to so comply could not reasonably be expected to have a POC/Success Material Adverse Effect. All marketing and related materials used in the business of the Subject Entities and Subject Subsidiaries, other than POC and SD, which are required to be approved by a governmental authority have been so approved.

     2.12 Environmental.

          (a) Each Subject Entity and each Subject Subsidiary is and has at all times been in compliance with all Environmental Laws (as hereinafter defined), except where the failure to comply could not reasonably be expected to have a POC/Success Material Adverse Effect. No Subject Entity and no Subject Subsidiary is currently liable for any penalties, fines or forfeitures for failure to comply with any Environmental Laws. The Subject Entities and the Subject Subsidiaries are in compliance with all notice, record keeping and reporting requirements of all Environmental Laws, and have complied with all informational requests or demands arising under the Environmental Laws.

          (b) Each Subject Entity and each Subject Subsidiary has obtained, or caused to be obtained, and is in compliance with, all licenses, certificates, permits, approvals and registrations (collectively "Environmental Licenses") required by the Environmental Laws for the ownership of its respective properties and assets (including, without limitation, the Real Property and Improvements) and the operation of its business as presently conducted. Each Subject Entity and each Subject Subsidiary is in compliance with all the terms, conditions and requirements of the applicable Environmental Licenses, and copies of such Environmental Licenses have been provided to Vistana. There are no administrative or judicial investigations, notices, claims or other proceedings pending or threatened by any governmental authority or third parties against any Subject Entity or any Subject Subsidiary, its businesses, operations, properties, or assets, which question the validity of or its entitlement to any Environmental License required by the Environmental Laws for the ownership of each of the properties and assets of each Subject Entity and each Subject Subsidiary.

          (c) No non-compliance order, warning letter, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding is pending against or involving any Subject Entity or any Subject Subsidiary, its business, operations, properties, or assets, issued by any governmental authority or third party with respect to any Environmental Laws in connection with the ownership by any Subject Entity or any Subject Subsidiary of its properties or assets or the operation of its business, which has not been resolved to the satisfaction of the issuing governmental authority or third party in a manner that would not have a POC/Success Material Adverse Effect.

          (d) Each Subject Entity and each Subject Subsidiary is in compliance with, and is not in breach of or default under any applicable order issued pursuant to the Environmental Laws and no event has occurred or is continuing which, with the passage of time or the giving of notice or both, could constitute such non-compliance, breach or default thereunder, except to the extent such non-compliance, breach or default would not have a POC/Success Material Adverse Effect.

          (e) No Subject Entity and no Subject Subsidiary has generated, manufactured, used, transported, transferred, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed, nor has it allowed or arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, spill, leak, dump, discharge, release or dispose of, Hazardous Substances or other Waste to, at or under any Resort, any real estate adjoining any Resort or any other location other than a site lawfully permitted to receive such Hazardous Substances or other Waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, release or disposal in contravention of any Environmental Laws.

          (f) No Subject Entity and no Subject Subsidiary has generated, handled, manufactured, treated, stored, used, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer or dispose of, any Hazardous Substance or other Waste to or at a site which, pursuant to CERCLA or and similar state law (i) has been placed on the National Priorities List or its state equivalent; or (ii) the Environmental Protection Agency or the relevant state agency has notified any Subject Entity or any Subject Subsidiary that it has proposed or is proposing to place on the National Priorities List or its state equivalent. No facts exist which could give rise to any notice that any Subject Entity or any Subject Subsidiary is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA, RCRA or any other applicable Environmental Laws. No Subject Entity and no Subject Subsidiary has submitted or was required to submit any notice pursuant to
Section 103(c) of CERCLA with respect to any realty.

          (g) No Subject Entity and no Subject Subsidiary operates, nor has it operated, any Aboveground Storage Tanks or Underground Storage Tanks (as each such term is hereafter defined), and there are not now nor have there ever been any Underground Storage Tanks on any realty comprising any of the Resorts.

          (h) Schedule 2.12H lists (i) all environmental audits, assessments or occupational health studies undertaken by any of the Subject Entities, any of the Subject Subsidiaries or any of their respective agents or undertaken by any governmental authority, or any third party, relating to or affecting any realty;
(ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by any governmental authority or any third party, relating to or affecting any Subject Entity or any Subject Subsidiary; (iii) all written communications between the Subject Entities and the Subject Subsidiaries and any governmental authority arising under or related to Environmental Laws; and (iv) all citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting any of the Subject Entities or any of the Subject Subsidiaries.

          (i) Schedule 2.12I lists the assets of each Subject Entity and each Subject Subsidiary which contain "asbestos" or "asbestos-containing material" (as such terms are identified under the Environmental Laws). Each Subject Entity and each Subject Subsidiary has operated and continues to operate in compliance with all Environmental Laws governing the handling, use and exposure to and disposal of asbestos or asbestos-containing materials. There are no claims, actions, suits, governmental investigations or proceedings before any governmental authority or third party pending, or threatened against or directly affecting any Subject Entity, any Subject Subsidiary or any of their respective assets or operations relating to the use, handling or exposure to and disposal of asbestos or asbestos-containing materials in connection with their assets and operations.

          (j)  As used in this Agreement:

               (i) "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which is regulated, listed or controlled by, under or pursuant to any Environmental Laws, including, without limitation, the United States Department of Transportation Table (49 CFR 172, 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part
     302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. (S) 9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. (S) 6901, et seq. (hereinafter, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. (S) 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. (S) 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. (S) 7401-7642); Toxic Substances Control Act, as amended, 15 U.S.C. (S) 2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. (S) 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. (S) 11001, et seq. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. (S) 651, et seq. ("OSHA"); any similar state statute, or any future amendments to, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, decrees, or which has been or shall be determined or interpreted at any time by any governmental authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, or decree. Notwithstanding anything to the contrary set forth in this Agreement, the term "Hazardous Substances" shall exclude any substances which are used in the maintenance, management and operation of the businesses and properties of the Subject Entities in the ordinary course of business, in immaterial amounts and in a manner which is permitted under Environmental Laws;

               (ii) "Waste" shall be construed broadly to include agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash. Notwithstanding anything to the contrary set forth in this Agreement, the term "Waste" shall exclude any substances which are used in the maintenance, management and operation of the businesses and properties of the Subject Entities in the ordinary course of business, in immaterial amounts and in a manner which is permitted under Environmental Laws;

               (iii) "Aboveground Storage Tanks" and "Underground Storage
     Tanks" shall have the meanings given them in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks; and

               (iv) "Environmental Laws" shall mean all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances or judicial or administrative interpretations thereof, currently in existence, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA.

     2.13 Insurance. Each Subject Entity and each Subject Subsidiary maintains, and during each of the last three years has maintained, insurance with respect to its business and activities, and insurance protection against liabilities, claims and risks in coverage and amounts, in each case reasonably believed by the Selling Parties to be adequate in the circumstances. To the extent that any Subject Entity or any Subject Subsidiary has in force and effect a policy of maintaining self-insurance coverage, the applicable entity has maintained reserves which are reasonable and appropriate for the assets and activities so insured and, except as set forth in Schedule 2.13, such reserves are reflected on the relevant Subject Entity Financial Statements. Schedule 2.13 accurately summarizes the property and casualty insurance program carried by each Subject Entity and each Subject Subsidiary. Schedule 2.13 also contains an accurate summary of all deductibles in effect with respect to such property and casualty insurance program and any self-insurance program that is in effect with respect to any Subject Entity or any Subject Subsidiary.

     2.14 Labor Matters. Except as set forth on Schedule 2.14, (a) there are no formal or informal employment-related controversies, cases or proceedings pending or threatened between any Subject Entity or any Subject Subsidiary, on the one hand, and their employees, on the other, including, without limitation, any claims of unfair labor practices or discrimination matters, and none of such controversies, cases or proceedings, individually or in the aggregate, are reasonably likely to have a POC/Success Material Adverse Effect; (b) no Subject Entity and no Subject Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any of the Subject Entities or any of the Subject Subsidiaries and no activities or proceedings of any labor union to organize any such employees exists; (c) no strikes, slowdowns, work stoppages, lockouts or other labor troubles exist or are pending by or with respect to any employees of the Subject Entities or the Subject Subsidiaries; (d) the Subject Entities and the Subject Subsidiaries are in compliance with all applicable laws, rules and regulations respecting employment conditions and practices, except where the failure to so comply could reasonably be expected to have a POC/Success Material Adverse Effect, and have not engaged in any unfair labor practices or discriminated on the basis of national origin, race, religion, age or sex, or any other category protected by law; and (e) the Subject Entities and the Subject Subsidiaries have withheld all amounts required by law or agreement to be withheld from the wages or salaries of those individuals treated as employees by the Subject Entities and the Subject Subsidiaries, and are not liable for any material arrears, pension benefits, wages, taxes or penalties for failure to comply with the foregoing.

     2.15 Securities Laws. Each of the Selling Parties is acquiring the Vistana Common Stock in the Reorganization for its own account and not with a view to or for sale in connection with any public distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder. Each of the Selling Parties understands that the Vistana Common Stock to be issued in the Reorganization will not, except as contemplated by the Registration Rights Agreement (the "Registration Rights Agreement") in the form of attached Exhibit B, be registered under the Securities Act or any state securities laws, and will be offered and sold pursuant to exemptions therefrom, and cannot be resold without registration thereunder or exemption therefrom. Each of the Selling Parties (i) qualifies as an "accredited investor" (as defined in Rule 501(a) of Regulation D under the Securities Act) or, (ii) if not so qualified, such Selling Party, either alone or with such Selling Party's purchaser representative (as defined in Rule 501(h) of Regulation D under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Vistana Common Stock. Each of the Selling Parties has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of investment in the Vistana Common Stock. Each of the Selling Parties has the ability to bear the economic risk of acquiring the Vistana Common Stock. Each of the Selling Parties has been supplied with, or had access to, information to which a reasonable investor would attach significance in making investment decisions, including, but not limited to, all information as it has requested, to answer all of its inquiries about Vistana, and to enable it to make its decision to acquire the Vistana Common Stock. Each of the Selling Parties agrees that it will not transfer all or any portion of the Vistana Common Stock to be issued in the Reorganization unless such transfer has been registered or is exempt from registration under the Securities Act and any applicable state securities laws. The Vistana Common Stock to be issued in the Reorganization shall contain a prominent legend with respect to the restrictions specified in this Section 2.15.

     2.16 Brokers. None of the Selling Parties has used any investment banker, nor has it used any broker or finder in connection with the transactions contemplated hereby, and Vistana and its subsidiaries do not have and will not have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by or on behalf of any of the Selling Parties, POC or SCI in connection with any of the transactions contemplated by this Agreement.

     2.17 Solvency. None of the Selling Parties, the Subject Entities and the Subject Subsidiaries have debts greater than the fair value of its assets, and each of the Selling Parties, the Subject Entities and the Subject Subsidiaries is paying and anticipates that it will continue to pay its debts as they become due.

     2.18 Tax Matters.

          (a) As used in this Agreement, (i) the term "Tax" or "Taxes" are defined to include all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, income or profit, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, business license, user, transfer, fuel, environmental, excess profits, occupational, interest equalization, windfall profits, severance and employees' income withholding, workers' compensation, Pension Benefits Guaranty Corporation premiums, unemployment and Social Security taxes, and other obligations of the same or of a similar nature to any of the foregoing (all including any interest, penalties or additions to tax related thereto imposed by any taxing authority), and (ii) the term "Tax Return" is defined as any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, and (iii) for purposes of this Section 2.18, the term "Relevant Entity" means (A) each Subject Entity, (B) each of the Subject Subsidiaries, (C) any partnership or any other entity as to which any Subject Entity or Subject Subsidiary is liable for Taxes incurred by such entity whether as a transferee, or pursuant to Treasury Regulation Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulation or contract, (D) any partnership, limited liability company or other unincorporated entity which is treated as a partnership for U.S. federal income tax purposes and in which any Subject Entity or any Subject Subsidiary holds an interest, and
(E) any other member of a consolidated group which includes among its members any of the entities described in clauses (A), (B), (C) or (D) above.

          (b) Except as set forth on Schedule 2.18B, each Relevant Entity (i) has filed, or has applied for an extension to file (or has had filed or applied for on its behalf) on a timely basis all Tax Returns required by applicable law to be filed by it on or before the Closing Date and such Tax Returns are true, correct and complete in all material respects, and (ii) has paid all Taxes due as a result of its activities or has made adequate provision for such Taxes such that the reserves for current Taxes (excluding reserves for deferred Taxes) in respect of the period ended on and including the Closing Date or to any years and periods prior thereto (the "Pre-Closing Tax Period") will not be less than the reasonably estimated Tax liabilities accruing or payable by each Relevant Entity in respect of the Pre-Closing Tax Period.

          (c) Except as set forth on Schedule 2.18C, there are no ongoing audits or examinations of any of the Tax Returns of any Relevant Entity and no Relevant Entity has been notified, formally or informally, by any taxing authority that any such audit is contemplated or pending and no facts exist which would constitute grounds for the assessment of any additional Taxes by any taxing authority with respect to the taxable years covered in such returns and filings. No issues have been raised in any examination by any taxing authority with respect to the businesses and operations of any Relevant Entity which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined.

          (d) Except as set forth on Schedule 2.18D, there are no claims, investigations, actions or proceedings pending or threatened against any Relevant Entity by any taxing authority for any past due Taxes with respect to which any Relevant Entity would be individually or severally liable; there has been no waiver of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any Tax against any Relevant Entity.

          (e) Except as set forth on Schedule 2.18E, no Relevant Entity is delinquent in the payment of any amount of Taxes and there are no Tax Liens upon any property or assets of any Relevant Entity, except for Liens in respect of current Taxes not yet due and payable.

          (f)  No Relevant Entity has filed a consent to the application of
Section 341(f)(2) of the Code.

          (g) No Relevant Entity is a party to any safe harbor lease within the meaning of section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, nor has any Relevant Entity entered into any compensatory agreements with respect to the performance of services for which payment thereunder would result in a nondeductible expense to any Relevant Entity pursuant to Section 280G of the Code. None of the assets of any Relevant Entity secures any debt the interest on which is tax exempt under
Section 103 of the Code.

          (h) Except as set forth in Schedule 2.18H, no Relevant Entity has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (i) Except as set forth in Schedule 2.18I, no Relevant Entity has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, nor is any Relevant Entity a party to an interest rate swap, currency swap or other similar transaction.

          (j) Except as set forth in Schedule 2.18J, no items of income attributable to transactions occurring on or before the close of the last preceding taxable year of any Relevant Entity will be required to be included in taxable income by any Relevant Entity in a subsequent taxable year by reason of any Relevant Entity reporting income on the installment sales method of accounting, the cash method of accounting, the completed contract method of accounting or the percentage of completion-capitalized cost method of accounting.

          (k) Except as set forth in Schedule 2.18K, no Relevant Entity is subject to any liability for Tax of any person, including, without limitation, liability arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law.

          (l) No Relevant Entity is or has been a party to any tax sharing agreement which is binding and in effect on the date hereof.

          (m) No claim has ever been made by any authority in a jurisdiction where any Relevant Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (n) Each Relevant Entity has withheld and paid over all Taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (o)  None of the Selling Parties is a "foreign person" as defined in
Section 1445(f)(3) of the Code.

     2.19 Employees. Set forth on Schedule 2.19 is a list of all present employees of each Subject Entity and each Subject Subsidiary who are expected to remain employees of the Subject Entities and the Subject Subsidiaries after the Closing (the "Subject Employees"). Also set forth on Schedule 2.19 with respect to each Subject Employee is the following information: (a) the amount of salary being paid as of the date hereof on a gross annualized basis, the hourly pay rate (if applicable) of such Subject Employee as of the date hereof and the amount of compensation paid in 1997 to the date hereof; (b) the nature and amount of all aggregate direct and indirect remuneration proposed to be paid during fiscal year 1997, except that only those amounts which appear on the Form W-2 need be set forth on Schedule 2.19 for any Subject Employee whose total annual compensation for 1997 is expected to be less than $100,000; (c) the material terms of any employment agreement between any Subject Entity or any Subject Subsidiary and such Subject Employee; (d) the nature and amount of any perquisites or personal benefits having an annual value in excess of $5,000 currently being provided to or for the account of such Subject Employee, other than the employee benefit plans of general application described on Schedule 2.20A; and (e) the employer of such Subject Employee. Also set forth on
Schedule 2.19 is a list of individuals who are (i) "leased employees" within the meaning of

Section 414(n) of the Code or (ii) who are treated by the Subject Entities or Subject Subsidiaries as "independent contractors" for federal and state income Tax purposes (other than such individuals whose compensation is expected to be less than $10,000 during the 1997 calendar year).

     2.20 Employee Benefit Plans; ERISA.

          (a) Schedule 2.20A contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement (the "Subject Plans"), maintained or contributed to or required to be contributed to by (i) any Subject Entity, (ii) any Subject Subsidiary or (iii) any trade or business, whether or not incorporated, that, together with any Subject Entity or any Subject Subsidiary, would be deemed a "single employer" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Subject ERISA Affiliate"), for the benefit of any employee or former employee of any Subject Entity or any Subject Subsidiary or any Subject ERISA Affiliate.
Schedule 2.20A identifies each of the Subject Plans that is an "employee benefit plan," as that term is defined in Section 3(3) of ERISA (such plans being hereinafter referred to collectively as the "Subject ERISA Plans").

          (b) With respect to each of the Subject Plans, the Selling Parties have heretofore made or will hereafter make available to Vistana true and complete copies of each of the following documents: (i) a copy of the Subject Plan (including all amendments thereto), (ii) a copy of the annual report and actuarial report, if required under ERISA, with respect to the Subject ERISA Plan for the last two years, (iii) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to the Subject ERISA Plan, (iv) if the Subject Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Subject ERISA Plan intended to qualify under Section 401 of the Code.

          (c) Except as set forth on Schedule 2.20C, (i) no liability under Title IV of ERISA has been incurred by any Subject Entity or any Subject Subsidiary or any Subject ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and (ii) no condition exists that presents a material risk to any Subject Entity, any Subject Subsidiary or any Subject ERISA Affiliate of incurring any liability under such Title (other than liability for premiums due to the Pension Benefit Guaranty Corporation (the "PBGC")). To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Subject ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which any Subject Entity, Subject Subsidiary or a Subject ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the date of this Agreement.

          (d) With respect to each Subject ERISA Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for financial reporting purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

          (e) No Subject ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Subject ERISA Plan ended prior to the date of this Agreement, and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the date of this Agreement have been timely made.

          (f) Except as set forth in Schedule 2.20F, (i) no Subject ERISA Plan is a "multi-employer pension plan," as defined in section 3(37) of ERISA, nor is any Subject ERISA Plan a plan described in Section 4063(a) of ERISA and (ii) no Subject ERISA Plan is a "defined benefit plan," as defined in Section 3(35) of ERISA.

          (g) Except as set forth in Schedule 2.20G, each Subject ERISA Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code and no event has occurred nor does any condition exist which would adversely affect such qualification and exemption.

          (h) Each of the Subject Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code.

          (i) No amounts payable under the Subject Plans or under any other contract, arrangement or agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (j) Except as set forth in Schedule 2.20J, no Subject Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of any Subject Entity, and Subject Subsidiary or any Subject ERISA Affiliate beyond such employees' retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of a Subject Entity, a Subject Subsidiary or any Subject ERISA Affiliate or (iv) benefits the full cost of which is borne by such employees or their beneficiaries.

          (k) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of any Subject Entity, any Subject Subsidiary or any Subject ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due any such employee or officer, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

          (l) With respect to each Subject Plan that is funded wholly or partially through an insurance policy, there will be no liability of any Subject Entity, any Subject Subsidiary or any Subject ERISA Affiliate, as of the Closing, under any such insurance policy or ancillary agreement with respect to such loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

          (m) There are no pending, threatened or anticipated material claims by or on behalf of any of the Subject Plans, by any employee or beneficiary covered under any such Subject Plan, or otherwise involving any such Subject Plan (other than routine claims for benefits).

          (n) No Subject Entity, Subject Subsidiary, Subject ERISA Affiliate, Subject ERISA Plan, trust created thereunder or trustee or administrator thereof has engaged in a transaction in connection with which any Subject Entity, any Subject Subsidiary or any Subject ERISA Affiliate, any of the Subject ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Subject ERISA Plans or any such trust could be subject to either a material civil liability under Section 409 of ERISA, Section 502 of ERISA, or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

          (o) Each Subject Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA) has been maintained in compliance with Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and each Subject Entity, Subject Subsidiary and Subject ERISA Affiliate has complied with the certification and disclosure requirements of the Health Insurance Portability and Accountability Act.

     2.21 Transactions with Related Parties. Except as set forth on Schedule 2.21, there are no agreements or understandings now in effect between any Subject Entity or any Subject Subsidiary, on the one hand, and any Selling Party, or officer or director of any Subject Entity or any Subject Subsidiary, on the other.

     2.22 Minute and Stock Books; Records. The respective minute books of each of the Subject Entities and each of the Subject Subsidiaries contain true and correct copies all of the records of meetings and other corporate or similar actions of the respective shareholders, stockholders, directors, and members (and committees thereof) to the extent such records were prepared, as well as true and correct copies of the Articles of Incorporation and By-Laws for each Subject Entity or Subject Subsidiary that is a corporation and the Articles of Organization and Operating Agreement for each Subject Entity or Subject Subsidiary that is a limited liability company, in each case as amended to date. The respective stock or other interest transfer records maintained by each of the Subject Entities and each of the Subject Subsidiaries and made available to Vistana are complete and accurately disclose all issuances and transfers of stock or other interest of each of the Subject Entities and each of the Subject Subsidiaries. All other records maintained by each of the Subject Entities and each of the Subject Subsidiaries accurately reflect the information presented therein, including but not limited to records pertaining to bank accounts and safe deposit boxes. Except for records or information held by counsel to the Subject Entities or the Subject Subsidiary (other than those requested by counsel to the Vistana Entities), none of the Subject Entities and none of the Subject Subsidiaries has any of its records or information recorded, stored, maintained or held off its premises.

     2.23 Timeshare Notes Receivable.

          (a) The "Timeshare Notes Receivable" reflected in the balance sheets of POC and SD included as part of the Subject Entity Financial Statements (the "Timeshare Notes Receivable") are reflected net of any and all amounts which POC and SD, in good faith and in accordance with generally accepted accounting principles, have determined to be uncollectible. The allowance for doubtful notes reflected in the balance sheets of POC and SD included as part of the Subject Entity Financial Statements have been prepared in accordance with generally accepted accounting principles and are based upon reasonable estimates.

          (b) The Timeshare Notes Receivable, and all of the Timeshare Notes Receivable which have been recognized by POC or SD since the last balance sheet of POC and SD, respectively, included in the Subject Entity Financial Statements, are bona fide and have arisen or were acquired in the ordinary course of business of POC or SD, as applicable, and in a manner consistent with regular credit practices of POC or SD, as applicable.

          (c) The Timeshare Notes Receivable, and all of the Timeshare Notes Receivable which have been recognized by POC or SD since the last balance sheet of POC and SD, respectively, included in the Subject Entity Financial Statements, have been collected or are collectible in the ordinary course of business of POC or SD, as applicable, in the amounts thereof subject to accounts which are or become uncollectible in the ordinary course of business consistent with the past practice of POC or SD, as applicable.

          (d) All Timeshare Notes Receivable are secured by a related deed of trust which has been duly filed and recorded with all appropriate governmental authorities in all jurisdictions in which such deed of trust is required to be filed and recorded to create a duly perfected and first priority Lien on the related mortgaged property, and such related deed of trust in fact creates a duly perfected, valid, binding and enforceable first Lien on the related mortgaged property.

          (e) The deed of trust securing each Timeshare Note Receivable, the related note and the other related loan documents is genuine and constitutes the obligation of the related grantor, enforceable against the related grantor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which effect the enforcement of creditors' rights generally and by equitable limitations on specific remedies.

          (f) The deed of trust securing each Timeshare Note Receivable contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the practical realization against the related mortgaged property of the benefits of the security interests intended to be provided thereby, including by judicial foreclosure. There is no exemption available to the related grantor which would interfere with POC's or SD's right to foreclose such related deed of trust, other than that which may be available under applicable bankruptcy laws or laws affecting the rights of creditors generally.

          (g) A lender's title insurance policy or a commitment to issue a lender's title insurance policy is in effect for each deed of trust securing a Timeshare Note Receivable insuring or committing to insure that the related mortgaged property is free and clear of all Liens except for the related deed of trust and Permitted Title Exceptions and that such deed of trust is a first Lien against such mortgaged property. All insurance premiums or other payments due on or with respect to such insurance policy have been or will be fully paid upon issuance of the title policy and such commitments are, as of the date hereof, in full force and effect.

     2.24 Disclosure; Adverse Developments; Knowledge.

          (a) The representations, warranties and statements made by the Selling Parties in this Agreement including the Schedules, and in the certificates and other documents delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

          (b) Except as set forth in this Article II or any related Schedule, since the date of latest balance sheet included in the applicable Subject Entity Financial Statements, there have not been any events, changes or developments relating to the Subject Entities or the Subject Subsidiaries or their businesses, which could reasonably be expected to have a POC/Success Material Adverse Effect.

          (c) All representations and warranties of the Selling Parties contained in this Article II, except for representations and warranties of the Selling Parties contained in Section 2.3 and Section 2.18, are made to the "best knowledge" of the Selling Parties. For purposes of this Agreement, the term "best knowledge" means the actual knowledge or awareness of each of the Selling Parties after conducting a diligent, but not unlimited, investigation (which for the avoidance of doubt shall include consultation with (i) each of Gary Dufresne, Jim Danz and such senior and middle management employees of each of the Subject Entities and Subject Subsidiaries who as part of the scope of their employment have devoted substantive attention to, or had responsibility for, matters of a nature relevant to a particular representation or warranty set forth in this Article II and (ii) counsel, accountants and other advisors to each of the Subject Entities and the Subject Subsidiaries) so that, as a result of such investigation, each of the Selling Parties is able to obtain an informed understanding as to the particular matters represented; provided, however, while each of the Selling Parties shall be expected to conduct an investigation to the extent set forth in this Section 2.24(c), no Selling Party shall be deemed to have constructive knowledge of any matter solely because (i) such matter is addressed or covered in any documents or materials furnished by the Selling Parties, the Subject Entities or the Subject Subsidiaries or their counsel or accountants to Vistana or its counsel, or accountants in conjunction with any due diligence request conducted in connection with the transactions contemplated hereby or (ii) such matter is actually known to any employee of the Subject Entities or Subject Subsidiaries, other than Gary Dufresne, Jim Danz, with whom the Selling Parties have consulted as part of their investigation if such employee failed to disclose such matter to such Selling Party. Each of the Selling Parties acknowledges that Vistana, as an integral part of its execution and delivery of this Agreement, is relying on each of the Selling Parties to conduct the examination set forth in this
Section 2.24(c) and reflect the results thereof accurately in the Schedules hereto and to report the results thereof to Vistana.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF VISTANA
                   -----------------------------------------

     Vistana hereby represents and warrants to each of the Selling Parties, as follows:

     3.1 Due Organization. Each of Vistana and VS1 (the "Vistana Entities") has been duly organized as a corporation and is validly existing and in good standing under the laws of its jurisdiction of incorporation, and is qualified to do business and in good standing in all jurisdictions where such qualification is necessary to carry on its business as now conducted, except where the failure to so qualify would not have a material adverse effect on the condition (financial or otherwise), results of operations or business prospects of Vistana and its subsidiaries taken as a whole (a "Vistana Material Adverse Effect").

     3.2  Due Authorization.

          (a) Each of the Vistana Entities has full power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Vistana Entities of this Agreement and the Related Agreements to which it is a party have been duly and validly approved by all necessary corporate action and no other actions or proceedings on the part of any Vistana Entity are necessary to authorize this Agreement and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby.

          (b) Except (i) for applicable requirements of the Securities Act with respect to the registration thereunder of Vistana Common Stock contemplated by this Agreement and the Registration Rights Agreement, (ii) for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules and regulations thereunder and state securities or blue sky laws, and (iii) for the filing of an amendment to Vistana's listing application with the NASDAQ, no consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental instrumentality or any other entity or person is required to be made, obtained, or given by any of the Vistana Entities in connection with the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party.

          (c) Each of the Vistana Entities has duly and validly executed and delivered this Agreement, and the Related Agreements to which it is a party will be duly and validly executed and delivered at the Closing. This Agreement constitutes, and the Related Agreements to which it is a party when executed will constitute, legal, valid and binding obligations of each of the Vistana Entities, enforceable against each of the Vistana Entities in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

     3.3 Conflicts. The execution and delivery by each Vistana Entity of this Agreement and the Related Agreements to which it is a party, and the performance by each Vistana Entity under this Agreement and the Related Agreements to which it is a party, do not and will not conflict with, violate or result in a breach of (with or without the passage of time or notice or both) the terms of any of the articles of incorporation, by-laws, or other constituent documents of any Vistana Entity, any judgment, order or decree of any governmental authority binding on any Vistana Entity, and do not breach or violate any applicable law, rule or regulation of any governmental authority. The execution and delivery by each Vistana Entity of this Agreement and the Related Agreements to which it is a party, and the performance by each Vistana Entity under this Agreement and the Related Agreements to which it is a party, will not result in a breach or violation of (with or without the passage of time or notice or both) the terms or provisions of, or constitute a default under (with or without the passage of time or notice or both), or result in the creation of a Lien upon any of the assets or properties of any of Vistana or its consolidated subsidiaries under, any indenture, mortgage, deed of trust, loan agreement, lease agreement or management agreement or other agreement or instrument to which Vistana or its consolidated subsidiaries is a party or by which Vistana or its consolidated subsidiaries is bound or to which any assets or properties of Vistana or its consolidated subsidiaries are subject.

     3.4  SEC Reports and Financial Statements.

          (a) Vistana has made available to the Selling Parties true and complete copies of Amendment No. 2 to its Registration Statement on Form S-1 (No. 333-19045) and its Quarterly Report on Form 10-Q for each of the Quarterly Periods Ended March 31, 1997 and June 30, 1997 (collectively, the "SEC Reports"), each in the form (including exhibits and any amendments thereto) required to be filed with the Securities and Exchange Commission (the "SEC").
As of their respective dates, each of the SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, respectively, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the audited consolidated financial statements of Vistana (including any related notes and schedules thereto) included in the SEC Reports is materially accurate and complete and fairly presents, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be noted therein), the consolidated financial position of Vistana and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in financial position for the periods then ended.

          (c) Except as set forth in the last balance sheet included in the SEC Reports and except for liabilities that have arisen thereafter in the ordinary course of business in accordance with past practice, there are no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, of Vistana or its consolidated subsidiaries or to which any asset or property of Vistana or its consolidated subsidiaries may be subject.

     3.5 Litigation. Except as set forth in the SEC Reports, there is no action, suit or proceeding pending or, to the knowledge of the Vistana Entities, threatened against Vistana or its consolidated subsidiaries or involving any assets or properties of Vistana or its consolidated subsidiaries, and no such pending or threatened action, suit or proceeding, if adversely determined, could reasonably be expected to have a Vistana Material Adverse Effect or challenges or could impair the ability of any of the Vistana Entities to execute, deliver or perform under this Agreement or any Related Agreement or to consummate the transactions contemplated herein or therein.

     3.6 Issuance of Vistana Common Stock. The shares of Vistana Common Stock issuable to the Selling Parties hereunder, when issued in accordance with the provisions of this Agreement, will be duly and validly authorized and issued and will be fully paid and nonassessable free and clear of any preemptive right of any shareholder of Vistana.

     3.7 Brokers. None of the Vistana Entities has used any investment banker, nor has it used any broker or finder in connection with the transactions contemplated hereby, and the Selling Parties do not have and will not have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by or on behalf of any of the Vistana Entities in connection with any of the transactions contemplated by this Agreement.

     3.8 Vistana's Investigation; Sophisticated Buyer. Prior to the Closing Date, Vistana shall have, directly and through its representatives, at Vistana's sole expense, in cooperation with the Selling Parties and the Subject Entities, made such investigation of the Subject Entities and the Subject Subsidiaries as Vistana considers necessary or advisable. Vistana represents that (i) Vistana is a sophisticated purchaser employing individuals having substantial experience in the conduct of businesses similar to that conducted by the Subject Entities and the Subject Subsidiaries, (ii) Vistana's representatives shall, prior to the Closing Date, have had the opportunity to have exercised due diligence in its examination of the affairs of the Subject Entities and the Subject Subsidiaries, and (iii) except as may be expressly stated or provided herein, Vistana has not relied on any representation or warranty by the Selling Parties, the Subject Entities or the Subject Subsidiaries or their respective agents, officers or employees, in entering into this Agreement.

     3.9 Financing. Vistana has appropriate resources to have all funds necessary to consummate the transactions contemplated hereby at the Closing, which funds are available without the consent of any third party.

     3.10 Purchase for Own Account. Vistana is acquiring the POC Common Stock, the SCI Common Stock, the LLC Securities, the DMA Common Stock and the SWC Common Stock solely for its own account and not as an agent or with the intention of immediately reselling any of such securities.

     3.11 Disclosure. The representations, warranties and statements made by the Vistana Entities in this Agreement, and in the certificates and other documents delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. Since the date of the latest SEC Report, there have not been any events, changes or developments relating to Vistana and its consolidated subsidiaries which are reasonably likely to have a Vistana Material Adverse Effect.

                                  ARTICLE IV
                                   COVENANTS
                                   ---------

     4.1  Conduct of Business.

          (a) From the date hereof until the Closing, unless Vistana shall otherwise agree in writing, or except as otherwise contemplated by this Agreement, the Selling Parties shall cause each of the Subject Entities and each of the Subject Subsidiaries to conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement.

          (b) Except as otherwise provided in this Agreement, from the date hereof until the Closing, without the prior written consent of Vistana, the Selling Parties shall not, and shall not permit any Subject Entity or any Subject Subsidiary to:

               (i) adopt or propose any change in its Articles of Incorporation, By-Laws, Articles of Organization, Operating Agreement or other governing instrument;

               (ii) declare, set aside or pay any dividend or other distribution to its shareholders, stockholders, members or other beneficial owners, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock, membership interests or other securities of, or other ownership interests in, any Subject Entity or any Subject Subsidiary;

               (iii) merge or consolidate with any other person or entity, or acquire a material amount of assets of any other person or entity, except pursuant to existing contracts or commitments disclosed in the Schedules hereto;

               (iv) sell, lease, license or otherwise surrender, relinquish or dispose of any assets or property which are material to any Subject Entity or any Subject Subsidiary, except (A) pursuant to existing contracts or commitments (the terms of which have been disclosed to Vistana prior to the date hereof), or (B) in the ordinary course of business consistent with past practice;

               (v) purchase or otherwise acquire any assets or property which would be material to any Subject Entity or any Subject Subsidiary;

               (vi) settle any audit, make or change any Tax election or file amended Tax Returns;

               (vii) (A) issue any equity or debt securities, (B) enter into any amendment of any material term of any outstanding security of any Subject Entity or any Subject Subsidiary, (C) incur any indebtedness except pursuant to existing credit facilities and except for trade accounts payable incurred in the ordinary course of business consistent with past practice, (D) fail to make any required contribution to any Subject Plan,
     (E) increase compensation, bonus or other benefits payable to any employee or former employee, except, with respect to employees other than the Selling Parties and their family members, for increases in the ordinary course of business consistent with past practice, or (F) enter into any settlement or consent with respect to any pending litigation, except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement;

               (viii) change any method of accounting or accounting practice by any Subject Entity or any Subject Subsidiary, except for any change required by generally accepted accounting principles;

               (ix)    agree or commit to do any of the foregoing; and

               (x) except to the extent necessary to comply with the requirements of applicable laws and regulations (A) take, or agree or commit to take, any action that would make any representation or warranty of the Selling Parties hereunder inaccurate at, or as of any time prior to, the Closing or (B) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     4.2 Access and Information. From the date hereof until the Closing, each of the Selling Parties (on behalf of the Subject Entities and the Subject Subsidiaries), on the one hand, and the Vistana Entities, on the other, shall afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours to all of its books, records, properties, plants and personnel and, during such period, each shall furnish promptly to the other all information as such other parties reasonably may request. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

     4.3 Exclusivity. From and after the date hereof until the Closing, no Selling Party shall, and no Selling Party shall permit any Subject Entity or any Subject Subsidiary or any of their respective directors, officers, partners, employees, representatives, agents or affiliates to, directly or indirectly, solicit, initiate or encourage any offers, inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any person or entity (other than Vistana and its directors, officers, employees, representatives and agents) concerning any merger, sale of assets, sale of equity securities of any of the Subject Entities or any of the Subject Subsidiaries or other similar transaction involving the businesses conducted by any of the Subject Entities or any of the Subject Subsidiaries, other than inquiries specifically relating to the Reorganization. Each of the Selling Parties will promptly advise Vistana of, and communicate to Vistana the terms and conditions of (and the identity of the person or entity making), any such offer, inquiry or proposal received on or prior to the Closing Date, other than inquiries specifically relating to the Reorganization.

     4.4 Listing Application. Vistana shall promptly prepare and submit to the National Association of Securities Dealers, Inc. an amendment to its existing listing application covering the shares of Vistana Common Stock to be issued in connection with the Reorganization and this Agreement, and shall use its reasonable best efforts to obtain, prior to the Closing, approval for the listing of such shares of Vistana Common Stock, subject to official notice of issuance.

     4.5 Conduct of Business of VS1. From the date hereof to the Closing Date, VS1 shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

     4.6 Filings; Other Action. Subject to the terms and conditions herein provided, as promptly as practicable, each of the Selling Parties, on the one hand, and the Vistana Entities, on the other, shall: (i) use all reasonable efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Closing Date with, and which material consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, governmental or regulatory authorities of the United States, the several states or the District of Columbia, and foreign jurisdictions and third persons in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, and (ii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement.
In connection with the foregoing, the Selling Parties will provide Vistana, and the Vistana Entities will provide the Selling Parties, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between any of such parties or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs or third persons, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

     4.7 Public Announcements. The Selling Parties (on their own behalf and on behalf of the Subject Entities and the Subject Subsidiaries), on the one hand, and the Vistana Entities, on the other hand, agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld); provided, however, Vistana agrees that it will issue a press release disclosing the execution of this Agreement which press release shall be approved by Doll and Dubin (such approval not to be unreasonably withheld) within 24 hours after the execution and delivery of this Agreement.

     4.8 Delivery of Monthly Financial Statements. From the date hereof to the Closing Date, the Selling Parties shall cause each of the Subject Entities and Subject Subsidiaries to deliver to Vistana financial statements consisting of the items set forth in Section 2.9(c) (the "Monthly Financial Statements"). The Monthly Financial Statements shall (i) be prepared by the Subject Entities and the Subject Subsidiaries in accordance with generally accepted accounting principles consistently applied subject only to year-end adjustments consisting only of normal recurring accruals, except that no footnotes or related schedules otherwise required by generally accepted accounting principles shall be required and (ii) be delivered to Vistana within 20 days after the end of each calendar month.

     4.9 Representations and Warranties; Supplemental Information. From time to time prior to the Closing, each of the Selling Parties will promptly disclose in writing to Vistana any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Vistana or which would render inaccurate any of the representations, warranties or statements set forth in Article II. Unless Vistana accepts such written disclosure, no information provided to Vistana and its representatives pursuant to this

Section shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

     4.10 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Selling Parties (for themselves and on behalf of the Subject Entities and the Subject Subsidiaries), on the one hand, and the Vistana Entities, on the other, shall take all such necessary action.

     4.11 Maintenance of Insurance. The Selling Parties shall cause each of the Subject Entities and each of the Subject Subsidiaries to continue to carry its existing insurance through the Closing Date and shall not allow any Subject Entity or any Subject Subsidiary to commit any breach, default, termination or cancellation of such insurance policies, except for such breaches, defaults, terminations or cancellations which could not reasonably be expected to have a POC/Success Material Adverse Effect.

     4.12 Title, Survey and Real Property Matters.

          (a)  Title Commitments.

               (i) The Selling Parties shall provide to the Vistana Entities at Closing one or more commitments to issue ALTA (Form B) Owners' Title Insurance Policies, or endorsements to existing title commitments dating such commitments not more than ten (10) days prior to the Closing Date (collectively, the "Title Commitments"), issued by such title companies as have provided title insurance previously to the Subject Entities or to any consumer purchasers of timeshare interests from the Subject Entities (collectively, the "Title Company"), dated not earlier than the Closing Date, committing to insure that good, marketable and indefeasible fee simple title to the Dwelling Units is vested in the applicable Subject Entities, and otherwise in the form set forth in this Section 4.12.

               (ii) The Title Commitments shall contain the commitment of the Title Company to provide extended coverage over all standard exceptions and shall be subject to only the Permitted Title Exceptions and exceptions as to taxes for the current and subsequent years not yet due and payable.

               (iii) The Title Commitments shall also contain the commitment of the Title Company to issue, for the standard premium charged by the Title Company therefor, such endorsements as Vistana may reasonably require in connection with its review of the Title Commitments which shall include, as to each Resort, (A) an ALTA 3.1 Zoning endorsement, with affirmative coverage with respect to parking, (B) a restrictions endorsement insuring that each Resort is in compliance with the provisions of all recorded instruments affecting such Resort and that no future violations of such instruments will result in a right of re-entry or result in a forfeiture or reversion of title, (C) an access endorsement insuring that each Resort contains access to dedicated public rights-of-way, and (D) a condominium endorsement insuring that all parcels which are subject to a condominium act are properly subdivided and legally created parcels and in compliance with all requirements of the applicable condominium act.

               (iv) The Selling Parties hereby agree to cooperate fully with Vistana to assist Vistana in obtaining the Title Commitments and in that regard, shall execute such affidavits, statements and undertakings as shall be requested by the Title Company.

               (v) The Selling Parties shall, within 15 days after the date hereof, cause the Title Company to examine title to the Dwelling Units and issue preliminary title commitments (the "Preliminary Title Commitments"), together with legible copies of all exceptions to title referenced therein, which shall be updated so as to comprise the Title Commitments at Closing. Within 10 days of Vistana's receipt of the Preliminary Title Commitments, Vistana shall furnish to the Selling Parties written notice of any exceptions to title that are not Permitted Title Exceptions. The Selling Parties shall thereafter have 10 days to (y) cure any exceptions to title that are not Permitted Title Exceptions (or to notify Vistana that such exceptions shall be cured prior to the Closing Date), either by the removal of such exceptions or by the procurement of commitments to issue title insurance endorsements providing coverage against loss or damage as a result of such exceptions in form acceptable to Vistana, or (z) notify Vistana in writing of any such exceptions which cannot be cured. If the Selling Parties shall notify Vistana that they are unable to cure any such exception, and such exception (a) is not of a definite or ascertainable amount which can be credited to Vistana at Closing, and (b) would have a material adverse effect of the ability of the Subject Entities or Subject Subsidiaries to continue to convey Timeshare Interests at any Resort to consumers in the ordinary course of business, then Vistana may terminate this Agreement upon written notice to the Selling Parties, in which event this Agreement shall become null and void and neither party shall have any further rights against the other. If this Agreement is not thus terminated by Vistana, then (x) Vistana shall be deemed to have waived any objections to such title exceptions, (y) such title exceptions shall become Permitted Title Exceptions and (z) in the event that such title exceptions are in a definite or ascertainable amount, at Closing the Vistana Entities shall receive a credit for such amount against the cash consideration payable at Closing pursuant to Section 1.1 and Section 1.3 hereof.

          (b) Costs of Preliminary Title Commitments and Title Commitments. The Selling Parties shall be solely responsible for all fees, costs and expenses relating to the Preliminary Title Commitments and the Title Commitments.

     4.13 Release of Guarantees. Vistana and the Selling Parties shall use their reasonable best efforts to cause the Selling Parties to be released as guarantors (or to be otherwise indemnified and, if unable to effect such release, Vistana shall indemnify and hold each of the Selling Parties harmless for any liability with respect to) any borrowings or other indebtedness for borrowed money of any of the Subject Entities or the Subject Subsidiaries (the "Selling Party Guarantees") (it being understood that, if required, Vistana shall offer to substitute itself for the Selling Parties on the Selling Party Guarantees).

     4.14 Cancellation of Related Party Indebtedness. At Closing, the parties hereto shall cause all of the indebtedness set forth on Schedule 4.14 to be repaid in full (with appropriate offsets).

     4.15 Funding of Certain Amounts. Between the date of this Agreement and the Closing Date, Vistana shall lend to SD up to a total of $290,000 for purposes of making the required deposits or payments required by (i) the Purchase and Sale Agreement dated June 11, 1997 between Clark-Wayland Builders, L.C. and SD, (ii) the Purchase and Sale Agreement dated May 7, 1997 between Lake Melisa Limited Partnership and SD, and (iii) the Purchase and Sale Agreement dated May 7, 1997 between Sweetwater Norris Partnership and SD, as amended by Amendment to Purchase and Sale Agreement dated May 27, 1997 (it being understood that all such loans shall (w) be evidenced by SD's promissory note, (x) bear interest, payable monthly, at Vistana's then applicable cost of funds, (y) be secured by an assignment of SD's rights in the relevant Purchase Agreement, and
(z) be immediately due and payable, together with all accrued interest thereon within three business days after the termination of this Agreement pursuant to
Article VIII). Between the date of this Agreement and the Closing Date, Vistana shall lend POC such monies as are required to be deposited or paid by POC pursuant to that Purchase and Sale Agreement dated on or about August 13, 1997 between 612 Corporation and POC (it being understood that all such loans shall (w) be evidenced by POC's promissory note, (x) bear interest, payable monthly, at Vistana's then applicable cost of funds, (y) be secured by an assignment of POC's rights in such Purchase Agreement, and (z) be immediately due and payable, together with all accrued interest thereon within three business days after the termination of this Agreement pursuant to Article VIII).

     4.16 Notice of Breach of Representations and Warranties. As of the date hereof, Vistana has no "knowledge" (as herein defined) of any representation or warranty of the Selling Parties contained in Article II that is false or inaccurate. Between the date of this Agreement and the Closing Date, whenever a senior executive officer of Vistana has obtained "knowledge" that a representation or warranty of the Selling Parties contained in Article II was false or inaccurate as of the date hereof, or, if not cured, would be false or inaccurate as of the Closing Date, Vistana shall give written notice to the Selling Parties describing, to Vistana's knowledge, each such false or inaccurate representation or warranty. In addition, immediately prior to the Closing Date, Vistana shall give the Selling Parties a written notice which sets forth, to the "knowledge" of Vistana's senior executive officers, as of the date thereof, each representation and warranty of the Selling Parties contained in
Article II that is or remains false or inaccurate as of the date of such notice. If Vistana and VS1, notwithstanding Section 5.1(a), elect to consummate the Reorganization and the Selling Parties shall not have cured such false or inaccurate representation or warranty prior to the Closing, the consummation of the Reorganization by Vistana and VS1 shall constitute a waiver by Vistana and VS1 of such inaccuracy. For purposes of this Section 4.16, the term "knowledge" means the knowledge or awareness of Raymond L. Gellein, Jr., Jeffrey A. Adler or Matthew E. Avril, the senior executive officers of Vistana, as a result of Vistana's due diligence investigation in connection with the transactions contemplated hereby (which for the avoidance of doubt shall include, without limitation, consultation by each of such individuals with counsel, accountants and other advisors to Vistana); provided, however, Vistana shall not be deemed to have constructive knowledge of any matter solely because
(i) such matter is addressed or covered in any documents or materials furnished by the Selling Parties, the Subject Entities or the Subject Subsidiaries or their counsel or accountants to Vistana or its counsel, or accountants in conjunction with any due diligence request conducted in connection with the transactions contemplated hereby or (ii) such matter is actually known to any employee of Vistana with whom such senior executive officers have consulted as part of their investigation if such employee failed to disclose such matter to such senior executive officer. Subject to the foregoing definition of "knowledge" and Vistana's obligation to deliver notice to the Selling Parties as set forth in this Section 4.16, (i) any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Vistana shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Vistana; and (ii) consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto.

                                   ARTICLE V
               CONDITIONS TO CONSUMMATION OF THE REORGANIZATION
               ------------------------------------------------

     5.1 Conditions to Obligations of the Vistana Entities. The obligations of the Vistana Entities to consummate the Reorganization are subject to the satisfaction or waiver of each of the following conditions precedent:

          (a) The representations and warranties of each Selling Party set forth in Article II which are qualified by materiality thresholds shall be true and correct in all respects on the date of this Agreement, and the representations and warranties of each Selling Party set forth in Article II which are not qualified by materiality thresholds shall be true and correct in all material respects on the date of this Agreement, and, in each case, shall also be true and correct in all respects or in all material respects, as appropriate on and as of the Closing Date, with the same force and effect as though made by the Selling Parties on and as of the Closing Date (for purposes of this Section 5.1(a) only, a representation shall be false or inaccurate if the factual matter that is the subject of the representation is false or inaccurate notwithstanding any lack of knowledge of or notice to the warrantor);

          (b) Each Selling Party shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed or complied with by him, and shall have caused each of the Subject Entities and each of the Subject Subsidiaries to have performed and complied with all of its covenants and agreements contained in this Agreement to be complied with by it, on or prior to the Closing Date;

          (c) All documents and instruments required to be delivered by or on behalf of each Selling Party or Subject Entity or Subject Subsidiary pursuant to Section 6.2 shall have been so delivered;

          (d) There shall not have occurred any POC/Success Material Adverse Effect or any circumstances which could be reasonably likely to result in a POC/Success Material Adverse Effect (excluding any such effect resulting from changes generally applicable to the timeshare industry);

          (e) No action or proceeding by any governmental authority or other person shall have been instituted or threatened in writing which in Vistana's reasonable opinion could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provisions of this Agreement or the consummation of the transactions contemplated hereby;

          (f) There shall not have occurred any change in applicable law which could reasonably be expected to result in a POC/Success Material Adverse Effect;

          (g)  The amendment to Vistana's listing application referred to in
     Section 4.4 shall have been declared effective by the National Association of Securities Dealers, Inc. and no stop order shall have been issued with respect thereto;

          (h) The Selling Parties shall have provided written evidence reasonably satisfactory to Vistana that all consents and approvals set forth on Schedule 2.2B have been received; and

          (i) The Vistana Entities shall have received all appropriate licenses and permits required for the Vistana Entities necessary to operate the businesses conducted by the Subject Entities and the Subject Subsidiaries in the manner presently being operated or shall have received assurances satisfactory to the Vistana Entities that such licenses and permits will be issued on an unconditional basis in the ordinary course of business after the Closing Date.

     5.2 Conditions to Obligations of the Selling Parties. The obligations of the Selling Parties to consummate the Reorganization are subject to the satisfaction or waiver of each of the following conditions precedent:

          (a)  The representations and warranties of Vistana set forth in
     Article III which are qualified by materiality thresholds shall be true and correct in all respects on the date of this Agreement, and the representations and warranties of Vistana set forth in Article II which are not qualified by materiality thresholds shall be true and correct in all material respects on the date of this Agreement, and, in each case, shall also be true and correct in all respects or in all material respects, as appropriate, on and as of the Closing Date, with the same force and effect as though made by Vistana on and as of the Closing Date (for purposes of this Section 5.2(a) only, a representation shall be false or inaccurate if the factual matter that is the subject of the representation is false or inaccurate notwithstanding any lack of knowledge of or notice to the warrantor);

          (b) Vistana shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed or complied with by it on or prior to the Closing Date;

          (c) All documents and instruments required to be delivered by or on behalf of Vistana or any Vistana Entity pursuant to Section 6.1 shall have been so delivered;

          (d) There shall not have occurred any Vistana Material Adverse Effect or any circumstances which could be reasonably likely to result in a Vistana Material Adverse Effect (excluding any such effect resulting from changes generally applicable to the timeshare industry as a whole);

          (e) No action or proceeding by any governmental authority or other person shall have been instituted or threatened in writing which in the Selling Parties' reasonable opinion could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provisions of this Agreement or the consummation of the transactions contemplated hereby;

          (f) If the Closing occurs on or prior to October 15, 1997, the Fair Market Value of Vistana Common Stock determined as of the close of trading on the last trading day prior to the Closing Date shall not be less than $10 (it being understood that for purposes of this Agreement, the term "Fair Market Value" shall mean the average of the closing prices of Vistana Common Stock on the NASDAQ National Market System on each day for a period of 20 consecutive trading days prior to the date specified in the applicable provision hereof);

          (g)  The amendment to Vistana's listing application referred to in
     Section 4.4 shall have been declared effective by the National Association of Securities Dealers, Inc. and no stop order shall have been issued with respect thereto; and

          (h)  All consents and approvals set forth on Schedule 2.2B.

                                  ARTICLE VI
                                  DELIVERIES
                                  ----------

     6.1 Deliveries by the Vistana Parties. Subject to written waiver by the Selling Parties, the Vistana Entities shall execute, as appropriate, and deliver at the Closing all of the following documents and instruments:

          (a) stock certificates of Vistana, in each case duly endorsed, properly authenticated and in proper form, necessary to issue to the Selling Parties the shares of Vistana Common Stock issuable pursuant to this Agreement and the Related Agreements;

          (b) payment of all cash consideration payable pursuant to this Agreement and the Related Agreements in immediate same-day funds by wire transfer or certified or bank cashier's check;

          (c) a certificate dated the Closing Date signed by an appropriate executive officer of Vistana certifying that, as of the Closing Date, the representations and warranties of Vistana are accurate, true and correct with the same force and effect as though made on the Closing Date;

          (d) certificates dated the Closing Date signed by an appropriate executive officer of each of the Vistana Entities certifying, among other things, such Vistana Entity's By-Laws and the resolutions of each of the Vistana Entities approving this Agreement and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on its behalf);

          (e) a copy of each Vistana Entity's articles of incorporation or other governing instrument which has been filed with the Secretary of State of the State of such entity's organization, certified as of a recent date by the Secretary of State of the State of such entity's organization;

          (f) the Escrow Agreement substantially in the form of attached Exhibit A;

          (g)  the Registration Rights Agreement in the form of attached
     Exhibit B;

          (h) the Employment Agreements relating to the employment of Dubin, Doll, Sharp, Bruce and Friedman by the Vistana Entity specified therein in the form of attached Exhibits C1-C5;

          (i) a certificate of good standing with respect to each Vistana Entity, issued not earlier than 10 days prior to the Closing Date by the Secretary of State of the State of such entity's organization;

          (j) evidence reasonably satisfactory to the Selling Parties that the Selling Party Guarantees have been fully and unconditionally released (or evidence that the Selling Parties have been indemnified and held harmless for any liability with respect thereto);

          (k) the written opinion of Neal, Gerber & Eisenberg, counsel to the Vistana Entities, in the form of Exhibit D; and

          (l)  the written notice required by Section 4.16;

          (m) without limitation by specific enumeration of the foregoing, all other documents and instruments reasonably required or requested by the Selling Parties to consummate the transactions contemplated hereby.

     6.2 Deliveries by the Selling Parties. Subject to written waiver by Vistana, the Selling Parties shall execute, as appropriate, or cause a Subject Entity or Subject Subsidiary to execute, and deliver at the Closing all of the following documents and instruments:

          (a) stock certificates or limited liability company certificates, if any, of each of POC, SCI, SOC, SOA, SD, FV, DMA and SWC, in each case duly endorsed and in proper form to transfer or exchange the equity securities represented by such certificate to Vistana or VS1, as appropriate;

          (b) a certificate dated the Closing Date, of each of the Selling Parties certifying that, as of the Closing Date, the representations and warranties of the Selling Parties are accurate, true and correct with the same force and effect as though made on the Closing Date;

          (c) payment of any sales, use, transfer or other tax or recording cost, if any, imposed upon the any of the Selling Parties or any of the Subject Entities or any Subject Subsidiaries, with respect to the transactions contemplated hereby in immediate same-day funds;

          (d) certificates dated the Closing Date signed by an appropriate executive officer of each Subject Entity certifying, among other things, such Subject Entity's By-Laws or Operating Agreement, as appropriate;

          (e) a copy of each Subject Entity's articles of incorporation, articles of organization or other governing instrument which has been filed with the Secretary of State of the State of such entity's organization, certified as of a recent date by the Secretary of State of the State of such entity's organization;

          (f) the Escrow Agreement substantially in the form of attached Exhibit A;

          (g)  the Registration Rights Agreement in the form of attached
     Exhibit B;

          (h) the Employment Agreements relating to the employment of Dubin, Doll, Sharp, Bruce and Friedman by the Vistana Entity specified therein in the form of attached Exhibits C1-C5;

          (i) a certificate of good standing or existence with respect to each Subject Entity and each Subject Subsidiary, issued not earlier than 10 days prior to the Closing Date by the Secretary of State of the State of such entity's organization;

          (j) the written opinion of Davis, Graham and Stubbs LLP, counsel to the Selling Parties, in the form of Exhibit E;

          (k) the written opinion of Squire, Sanders & Dempsey, co-regulatory counsel to the Selling Parties, substantially in the form of Exhibit F;

          (l) the written opinion of Bearman Talesnick & Clowdus, co-regulatory counsel to the Selling Parties, substantially in the form of Exhibit G;

          (m) state sales tax clearance certificates or notices in the States of Colorado, Nevada and Arizona or, if such tax clearance certificates or notices are not available at the Closing, certificates from such State taxing authorities certifying the payment by or on behalf of the relevant Subject Entity or Subject Subsidiary of all sales taxes due on or prior to a date no more than 45 days prior to the Closing Date;

          (n) the Title Policies, the Title Commitment and the Survey, all in accordance with Section 4.12;

          (o)  all disclosures required by Section 4.9;

          (p) with respect to each timeshare complex operated by a Subject Entity or Subject Subsidiary, the following:

                    (i) Evidence reasonably satisfactory to Vistana that such timeshare complex is owned by the applicable Subject Entity or Subject Subsidiary, subject to the prior sale of any timeshare interests at such timeshare complex;

                    (ii) Policies or certificates of insurance relating to such timeshare complex evidencing coverage in amounts customarily obtained by owners of similar resorts;

                    (iii) A Phase I environmental report in a form reasonably satisfactory to Vistana, respecting such timeshare complex; and

                    (iv) If such resort is subject to an existing deed of trust or mortgage securing indebtedness of which any Subject Entity or any Subject Subsidiary is the borrower (an "Existing Mortgage"), a letter dated not earlier than 10 days prior to the Closing Date from the holder of such Existing Mortgage indicating that the mortgagor or grantor under such Existing Mortgage is not then in default;

          (q)  the consents, waivers, approvals or authorizations set forth on
     Schedule 2.2B;

          (r) with respect to each governmental authority having jurisdiction over the timeshare, sales or marketing activities of a Subject Entity or a Subject Subsidiary, a letter dated not more than 30 days prior to the Closing Date from the governmental authority indicating that (i) all filings required to be made by such Subject Entity or Subject Subsidiary have been made and accepted by such governmental authority, (ii) no enforcement or other proceeding are pending between such governmental authority and such Subject Entity or Subject Subsidiary, and (iii) no injunction, assurance of discontinuance, cease and desist order, fine, penalty or similar order has been issued or assessed by such governmental authority against such Subject Entity or Subject Subsidiary;

          (s) with respect to each real property lease in which a Subject Entity or a Subject Subsidiary is a lessee, a letter dated not earlier than 10 days prior to the Closing Date from the lessor under such lease indicating that the lessee under such lease is not then in default and certifying a true and correct copy of such lease and all amendments and modifications thereto;

          (t) an affidavit dated the Closing Date stating each Selling Party's United States taxpayer identification number and stating that each such Selling Party is a "United States Person," as defined by Section 7701(a)(30) of the Code;

          (u) audited financial statements for each Subject Entity and each Subject Subsidiary (other than POC and SD) as at and for the two years ended March 31, 1996 and March 31, 1997, consisting in each case, of a balance sheet, a statement of operations, and a statement of cash flows which have been prepared by the Subject Entities and Subject Subsidiaries (other than POC and SD) as at and in accordance with generally accepted accounting principles consistently applied, together with an unqualified audit opinion of Ernst & Young LLP, independent public accountants, thereon;

          (v) an estoppel letter from the Christie Lodge Owner's Association, Inc. ("CLOA") confirming (i) that the agreement dated October 31, 1996 by and between POC and CLOA is in full force and effect and unmodified, (ii) that no defaults exist under such agreement, and (iii) the number of timeshare estates available for purchase by POC under such agreement;

          (w) such verified tax lien, Uniform Commercial Code and judgment searches relating to each Selling Party, each Subject Entity and each Subject Subsidiary as may be reasonably requested by Vistana at least 10 days in advance of the Closing Date; and

          (x) without limitation by specific enumeration of the foregoing, all other documents and instruments reasonably required or requested by Vistana to consummate the transactions contemplated hereby.

                                  ARTICLE VII
                           ADDITIONAL UNDERSTANDINGS

     7.1  Acquisition Property.

          (a) The Selling Parties represent and warrant that they have provided to Vistana true, correct and complete copies of:

                     (i)  each Property Acquisition Agreement;

                    (ii) all material correspondence and notices sent or received by the applicable Subject Entities or Subject Subsidiaries in connection with each Property Acquisition Agreement; and

                   (iii) all due diligence items, environmental and engineering studies, title commitments, surveys, records, studies, reports, rent rolls and other items received by the applicable Subject Entities or Subject Subsidiaries with respect to each Property Acquisition Agreement and each Acquisition Property, including, without limitation, all surveys, appraisals, studies, reports and market analyses performed by or for the applicable Subject Entities or Subject Subsidiaries.

          (b) The applicable Subject Entities and Subject Subsidiaries shall not, without the prior written consent of Vistana:

                     (i) modify, amend, terminate or supplement any Property Acquisition Agreement;

                    (ii) send any notice of default or termination under Property Acquisition Agreement;

                   (iii) approve or disapprove of any items received by or to be approved by the applicable Subject Entities and Subject Subsidiaries pursuant to any Property Acquisition Agreement;

                    (iv) waive, whether explicitly or through inaction, (A) any rights to terminate Property Acquisition Agreement, (B) any other terms or provisions of any

     Property Acquisition Agreement, or (C) any failure of any party to Property Acquisition Agreement to perform any of its obligations as required under any Property Acquisition Agreement; or

               (v) exercise any rights or remedies with respect to any Property Acquisition Agreement, whether arising on default or otherwise.

     7.2 Covenant Not to Compete. From and after the Closing until the expiration of the Applicable Non-Compete Period (as hereinafter defined), each Selling Party shall not:

          (a) directly or indirectly for himself or for any other person or entity engage, whether as owner, investor, creditor, consultant, partner, shareholder, director, financial backer, agent, employee or otherwise, in the business, enterprise or employment of owning, operating, marketing or selling a time-share, vacation plan, vacation ownership or interval ownership project within the Territory (as hereinafter defined); or

          (b) directly or indirectly for himself or for any other person or entity sell, or otherwise procure purchasers for, any time-share, vacation plan, vacation ownership or interval ownership project within the Territory; or

          (c) have any business (as owner, investor, creditor, consultant, partner, debtor or otherwise) or be employed in any capacity by a person or entity that is engaged, directly or indirectly, in (i) operating, or providing sales, marketing or development services to, a time-share, vacation plan, vacation ownership or interval ownership project within the Territory, or (ii) in an activity formed or entered into for the primary purpose of engaging in a time-share, vacation plan, vacation ownership or interval ownership business within the Territory; or

          (d) directly or indirectly for himself or for any other person or entity become employed in any capacity by or otherwise render services in any capacity to any national enterprise having time-share, vacation plan, vacation ownership or interval ownership activities, including, without limitation, Walt Disney Company, Hilton Hotels Corporation, Hyatt Corporation, Four Seasons Hotels and Resorts, Inc., Marriott International, Inc., Inter-Continental Hotels and Resorts, Inc., Promus Hotels, Inc., Fairfield Communities, Inc., Signature Resorts, Inc., Vacation Break U.S.A., Inc., Silverleaf Resorts, Inc. or any of their respective affiliates; or

          (e) directly or indirectly for himself or for any other person or entity pursue or consummate or otherwise interfere with any Existing Project (as hereinafter defined); or

          (f) (i) directly or indirectly, for himself or any other person or entity, pursue, consummate or otherwise interfere with any Prospective Project (as hereinafter defined) or (ii) directly or indirectly for himself or for any other person or entity become employed in any capacity by or otherwise render services in any capacity to any other person or entity (other than Vistana and its affiliates) described in clause (B) of the definition of Prospective Project.

     For purposes of this Agreement, (i) the term "Existing Project" means a time-share, vacation plan, vacation ownership or interval ownership resort or project which Vistana or any of its affiliates owns, operates or has commenced to develop, acquire or otherwise undertake from and after the Closing Date through the completion of the Non-Compete Period, (ii) "Non-Compete Period" shall mean the period commencing on the Closing Date and ending on the fourth year anniversary of the Closing Date, in the case of Dubin, Sharp and Bruce, and ending on the third year anniversary of the Closing Date, in the case of Doll and Friedman, (iii) "Prospective Project" means (A) a prospective time-share, vacation plan, vacation ownership or interval ownership resort or project with respect to which the Selling Party has been made aware or has been advised prior to the completion of the Non-Compete Period that Vistana or any of its affiliates is considering developing or undertaking and (B) any person or entity, including its respective affiliates, with respect to which the Selling Party has been made aware or has been advised prior to the completion of the Non-Compete Period that Vistana or any of its affiliates has commenced to evaluate or negotiate with in respect of any transaction involving (y) the acquisition by Vistana or any of its affiliates of all or a portion of such person or entity or its consolidated assets or (z) the acquisition by such person or entity (or its affiliates) of all or a portion of Vistana or its consolidated assets; and (iv) "Territory" means the total geographic area located within a 150-mile radius of each Existing Project and each Prospective Project.

     Notwithstanding the foregoing, a Selling Party may purchase securities in any publicly traded company, including any company engaged in the timeshare or vacation ownership business; provided, however, that a Selling Party may not own (individually, or collectively with the Selling Party's family members, trusts for the benefit of Selling Party's family members and affiliates of the Selling Party) more than 5% of any class of securities of any company (other than Vistana).

     7.3 Covenant Against Solicitation of Employees. From and after the Closing Date until the tenth year anniversary of the Closing Date, each Selling Party shall not employ employees or agents or former employees or agents of Vistana or its affiliates (including, without limitation, the Subject Entities and the Subject Subsidiaries) or, directly or indirectly, solicit or otherwise encourage the employment of employees or agents or former employees or agents of Vistana or its affiliates; provided, however, that this restriction shall not apply to former employees or agents who, as of the tenth year anniversary of the Closing Date, have not worked for any of Vistana or its affiliates during the twelve preceding months.

     7.4 Remedies For Breach. IT IS UNDERSTOOD AND AGREED BY THE SELLING PARTIES THAT NO AMOUNT OF MONEY WOULD ADEQUATELY COMPENSATE VISTANA AND ITS AFFILIATES FOR DAMAGES WHICH THE SELLING PARTIES ACKNOWLEDGE WOULD BE SUFFERED AS A RESULT OF A VIOLATION BY A SELLING PARTY OF THE COVENANTS CONTAINED IN

SECTIONS 7.2 AND 7.3, AND THAT, THEREFORE, VISTANA AND ITS AFFILIATES SHALL BE ENTITLED, UPON APPLICATION TO A COURT OF COMPETENT JURISDICTION, TO OBTAIN INJUNCTIVE RELIEF (WITHOUT THE NEED TO POST BOND) TO ENFORCE THE PROVISIONS OF SECTIONS 7.2 AND 7.3, WHICH INJUNCTIVE RELIEF SHALL BE IN ADDITION TO ANY OTHER RIGHTS OR REMEDIES AVAILABLE TO VISTANA. FURTHERMORE, IN LIGHT OF, AMONG OTHER THINGS, (I) THE SUBSTANTIAL CONSIDERATION TO BE RECEIVED BY EACH SELLING PARTY HEREUNDER (II) THE SUBSTANTIAL PORTION OF THE CONSIDERATION PAYABLE BY VISTANA HEREUNDER WHICH IS ALLOCABLE TO INTANGIBLE ASSETS FOR ACCOUNTING AND REPORTING PURPOSES; AND (III) THE FACT THAT, IN EXECUTING THIS AGREEMENT AND THE RELATED AGREEMENTS, VISTANA HAS PLACED SIGNIFICANT RELIANCE ON EACH SELLING PARTIES' BACKGROUND, ABILITIES, REPUTATION IN THE BUSINESS COMMUNITY, EXPERIENCE IN THE TIMESHARE AND VACATION OWNERSHIP INDUSTRY AND EACH SELLING PARTY'S ASSURANCE TO VISTANA THAT HE WILL ASSIST VISTANA TO THE BEST OF HIS ABILITY TO UTILIZE THE GOODWILL OF EACH OF THE SUBJECT ENTITIES AND SUBJECT SUBSIDIARIES FOR THE BENEFIT OF VISTANA, EACH SELLING PARTY HEREBY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF SECTIONS 7.2, 7.3 (INCLUDING, WITHOUT LIMITATION, THE TIME AND GEOGRAPHIC LIMITS) AND 7.4 ARE REASONABLE AND APPROPRIATE, AND THAT THE SELLING PARTY WILL MAKE ANY CLAIM TO THE CONTRARY IN ANY ACTION BROUGHT BY VISTANA OR ITS AFFILIATES TO ENFORCE SUCH ANY OF SUCH PROVISIONS.

     7.5 Taxes. Each of the parties agrees to cooperate with each other party in the preparation of any federal or state income tax returns or reports which reflect the transactions contemplated hereby, to the extent of any reasonable request. With respect to any income tax returns or reports of SOC, SOA, SD and FV for any period after December 31, 1996 and through and inclusive of the Closing Date, or any prior date for which such returns or reports shall not have been filed by any of SOC, SOA, SD, or FV on or prior to the Closing Date, the following procedures shall be used in the preparation, execution and filing of such return or reports: First, Vistana shall prepare and deliver to Dubin, Sharp and Bruce an initial draft of the applicable federal and state income tax returns or reports, no later than 60 days prior to the time such returns or reports are required to filed (after taking into account any applicable extensions, herein the "Due Date"); Second, Dubin, Sharp and Bruce may jointly request in writing changes to be made in such returns or reports, if any, no later than 30 days prior to the Due Date; Third, Vistana shall consider such request and prepare a revised and final draft of such returns or reports consistent with such request (provided, however, that Vistana shall not be required to accept any such request from Dubin, Sharp and Bruce to the extent that its independent accounting firm determines that the return or report as prepared in accordance with such request would likely result in the assessment of penalties against any Vistana Entity or any of SOC, SOA, SD, or FV or to the extent that any such request is inconsistent with Vistana's current tax reporting practices); and Fourth, Vistana shall cause all of such returns or reports to be executed and filed on or before the Due Date. For purposes of this Section 7.5, the parties agree that, notwithstanding anything to the contrary in the operating agreements of SOC, SOA, SD, or FV, the share of each Limited Liability Company's taxable income or loss allocable to the LLC Securities for the 1997 calendar year shall be allocated to Dubin, Sharp and Bruce, on the one hand, and to Vistana and VS1, on the other, based on a closing of the books of each Limited Liability Company on the Closing Date.

     7.6 Trading in Vistana Common Stock. The Selling Parties acknowledge that Vistana Common Stock is publicly traded over the NASDAQ National Market System and persons who trade in Vistana Common Stock are subject to the provisions of applicable federal and state securities laws, including, without limitation,
Section 10(b) of the Exchange Act. Each Selling Party hereby agrees not to trade Vistana Common Stock in violation of federal and state securities laws and to cause each of the Subject Entities and each of the Subject Subsidiaries to inform each of its employees, agents and other representatives who are or become aware of the transactions contemplated by this Agreement of the application of such securities laws to such transactions and to obtain the agreement of each such employee, agent or other representative to comply with such securities laws.

     7.7 Allocation of Consideration. The consideration paid by Vistana in connection with the LLC Purchases shall be allocated among the assets in accordance with the provisions of Section 1060 of the Code. The Selling Parties and the Vistana Entities each hereby covenant and agree that none of them will take a position on any Tax Return (including, without limitation, Internal Revenue Service Form 8594) or with any governmental authority that is in any way inconsistent with the terms of this Section 7.7. The parties hereto agree that such allocation shall be revised in a manner consistent with Temporary Treasury Regulation (S)1.1060-1T(f) or any successor thereto to reflect any adjustments to the consideration paid by Vistana, whether pursuant to Section 1.4 or otherwise, and any indemnification payments made under Section 9(a). Within 90 days after the Closing Date, Vistana shall prepare an allocation of the consideration paid by Vistana hereunder consistent with the requirements of
Section 1060 of the Code. In addition, if requested by Vistana, the Selling Parties will make elections under Section 754 of the Code with respect to the Limited Liability Companies.

     7.8 Subject Entity Indemnification Provision. Vistana agrees that all rights to indemnification existing in favor of the present directors, members, officers and managers of each of the Subject Entities and the Subject Subsidiaries (collectively, the "Indemnified Fiduciaries") as provided in the Articles of Incorporation, Articles of Organization, By-Laws, Operating Agreement or similar organizational documents of any Subject Entity or Subject Subsidiary as in effect as of the date hereof or pursuant to the terms of any written agreements providing for indemnification (other than any such agreements entered into in contemplation of the execution of this Agreement) entered into between any Subject Entity or Subject Subsidiary and any of the Indemnified Fiduciaries shall survive the Reorganization and shall continue in full force and effect (without modification or amendment, except as required by applicable law or except to make changes permitted by law that would expand the scope of the Indemnified Fiduciaries' right of indemnification), to the fullest extent and for the maximum term permitted by law, and shall be enforceable by the Indemnified Fiduciaries against the relevant Subject Entity or the relevant Subject Subsidiary.

     7.9 Selling Party Releases. Effective on the Closing Date, each Selling Party, for itself, for its affiliates, agents, servants and legal representatives, and their successors and assigns, fully and unconditionally waives, releases and forever discharges all claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever (any of the foregoing, individually, a "Claim"), which it or its family members, affiliates, agents and their successors or assigns ever had, now have, or hereafter may have against any of the Subject Entities, any of the Subject Subsidiaries or any of their respective successors or assigns and their respective officers, directors, controlling persons (if any), affiliates, employees, attorneys, agents and stockholders, (each, a "Subject Releasee") whether known or unknown, whether now existing or which may hereafter arise, which each Selling Party had, has or claims to have against them with respect to all matters that existed amongst such Selling Party, on the one hand, and any Subject Releasee, on the other, prior to the Closing, except that "Claims" as herein defined shall not include claims and causes of action arising out of or relating to any Related Agreement or claims relating to the subject matter of Section 7.8.

     Each Selling Party intends in granting each Subject Entity Releasee this release that it shall be effective as a bar to each and every Claim, and expressly consents that this release shall be given full force and effect according to its terms and provisions, including those relating to unknown and unsuspected Claims, if any, (notwithstanding any federal, state or local law that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), as well as those relating to any other Claims described or implied above. Each Selling Party acknowledges and agrees that this waiver is an essential and material term of this Agreement and without such waiver, Vistana and VS1 would not have agreed to acquire the Subject Entities or the Subject Subsidiaries and Vistana and VS1 would not have entered into this Agreement. Each Selling Party further agrees that in the event that any Subject Entity Releasee brings any Claim in which such Selling Party seeks damages against any Subject Entity Releasee or in the event such Selling Party seeks to recover against any Subject Entity Releasee in any Claim brought by a governmental agency on such Selling Party's behalf, this release shall serve as a complete defense to such Claims. Each Selling Party understands and agrees that this Agreement and the transactions contemplated hereby are not in any way to be interpreted as admissions by any Subject Entity Releasee that such Selling Party has any viable Claims against any Subject Entity Releasee.

                                 ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

     8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Selling Parties, on the one hand, and the Vistana Entities, on the other.

     8.2 Termination by Either Party. This Agreement may be terminated and the Reorganization may be abandoned by action of the Selling Parties, on the one hand, and the Vistana Entities, on the other, if (a) the Reorganization shall not have been consummated on or before October 15, 1997 (or following the expiration of a cure period set forth in Section 8.3 or Section 8.4, if later) through no fault of the terminating party, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order or decree.

     8.3 Termination by the Selling Parties. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Closing Date, by joint action of the Selling Parties, if (a) there has been a breach by Vistana of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Vistana Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Vistana, in the case of either clause (a) or (b) which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is jointly given by the Selling Parties to Vistana (it being understood that the breaching party shall use its reasonable best efforts to promptly cure each breach).

     8.4 Termination by Vistana. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Closing Date by action of Vistana, if (a) there has been a breach by any of the Selling Parties of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a POC/Success Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Selling Parties in the case of either clause
(a) or (b) which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Vistana to the Selling Parties (it being understood that the breaching party shall use its reasonable best efforts to promptly cure each breach).

     8.5  Effect of Termination and Abandonment.
          -------------------------------------

          (a)  If this Agreement is terminated by (i) Vistana pursuant to
Section 8.4, or (ii) by the Selling Parties pursuant to Section 8.3, then in any such event the terminating party shall be entitled to receive from the non-terminating party, and the non-terminating party shall be obligated to pay to the terminating party, within three business days following receipt of an invoice therefore, a fee equal to the sum of all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, for structuring the transaction and all fees of counsel, accountants, experts and consultants to the parties hereto and their respective equity holders and affiliates) actually incurred by the terminating party(ies) or accrued by it (or them) or on its (or their) behalf in connection with the Reorganization and the consummation of all transactions contemplated by this Agreement (hereinafter referred to as the "Fee"). It is understood and agreed by the parties hereto that the terminating party's right to receive the Fee shall be in addition to any other rights and remedies available to the terminating party at law or in equity.

          (b) Except as provided in Section 8.5(a), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (it being understood that,whether or not the Closing occurs, all legal, accounting (other than the fees and expenses of Ernst & Young LLP relating to the audit of the financial statements contemplated by Section 6.2(u)) and other fees (other than fees incurred for the benefit of the Subject Entities and the Subject Subsidiaries) incurred by any of the Selling Parties, any of the Subject Entities and any of the Subject Subsidiaries shall be the sole responsibility of the Selling Parties).

          (c) If this Agreement is terminated pursuant to Sections 8.1, 8.2, 8.3, or 8.4, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Section 8.5, Section 2.16, Section 3.7, the last sentence of Section 4.2, Section 7.6 Section 10.1, Section 10.5 and
Section 10.13, all of which shall survive the termination of this Agreement.

     8.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

     8.7 Extension; Waiver. At any time prior to the Closing Date, the Selling Parties, on the one hand, and the Vistana Entities, on the other, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE IX
                                INDEMNIFICATION
                                ---------------

     9.1 Survival. The representations and warranties of the parties in Articles II through III are made as of the date of this Agreement and remade as of the Closing Date. The representations and warranties of the Selling Parties contained in Sections 2.3 and 2.18 shall survive the Closing for a period terminating 90 days after expiration of the applicable statute of limitations; and all other representations and warranties of the Selling Parties and Vistana shall survive the Closing for a period of one year.

     9.2 Indemnification by the Selling Parties. Each of the Selling Parties agrees to indemnify Vistana and each of its affiliates and their respective officers, directors, trustees, employees, agents and representatives (the "Vistana Indemnified Parties") against, and agrees to hold each of them harmless from, any and all Losses (as hereinafter defined) incurred or suffered by them incident to, resulting from or in any way arising out of or in connection with any of the following (in each case so long as notice of a claim for indemnification is made in good faith within any applicable survival period):

          (a) any breach of or any inaccuracy in any representation or warranty made by the Selling Parties in this Agreement or any Related Agreement or any document delivered at the Closing; or

          (b) any breach of or failure by the Selling Parties to perform any covenant or obligation of the Selling Parties in this Agreement or any Related Agreement or any document delivered at the Closing.

The obligations of the Selling Parties under this Section 9.2 shall be several and not joint (it being understood that a Selling Party shall have no liability in respect of breaches of representations, warranties, covenants or obligations which relate solely to (i) a Subject Entity or a Subject Subsidiary in which such Selling Party does not have a direct or indirect ownership interest and
(ii) another Selling Party (and not to a Subject Entity or a Subject
Subsidiary)).

     For purposes of this Agreement, the term "Loss" shall mean any and all liabilities, losses, costs, claims, damages (including consequential damages recovered by third parties), penalties and documented out-of-pocket expenses (including attorneys' fees and expenses and costs of investigation and litigation), in each case less (i) any amounts recovered by the Indemnified Person (as hereinafter defined) under any applicable insurance policy and (ii) any amounts reserved therefor set forth in the latest balance sheet included in the Subject Entity Financial Statements. In the event that any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person (as hereinafter defined) in enforcing such indemnity.

     9.3 Indemnification by Vistana. Vistana agrees to indemnify the Selling Parties and each of their respective affiliates, officers, directors, employees, agents and representatives (the "Selling Party Indemnified Parties") against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them incident to, resulting from or in any way arising out of or in connection with any of the following (in each case so long as notice of a claim for indemnification is made in good faith within any applicable survival period):

          (a) any breach of or any inaccuracy in any representation or warranty made by Vistana in this Agreement or any Related Agreement or any document delivered at the Closing; or

          (b) any breach of or failure by Vistana to perform any covenant or obligation of Vistana in this Agreement or any Related Agreement or any document delivered at the Closing.

     9.4  Claims. The provisions of this Section shall be subject to Section
9.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement the person(s) or entity(ies) entitled to, or claiming a right to, indemnification under this Article IX (the "Indemnified Person") shall promptly give notice to the person(s) or entity(ies) claimed by the Indemnified Person to be obliged to provide indemnification under this
Article IX (the "Indemnifying Person") of such claim and the amount the Indemnified Person believes it is entitled to receive hereunder from the Indemnifying Person; provided, however, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article IX except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within 30 calendar days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to
Section 9.2 or 9.3), and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference.

     9.5 Assumption of Defense. The Indemnifying Person may, at its own expense, (a) participate in the defense of any claim, suit, action or proceeding and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 9.2 or 9.3 for all Losses arising out of such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment (and on advice of counsel) that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     9.6 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in
Section 9.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent, which consent will not be unreasonably withheld. The Indemnified Person will give the Indemnifying Person at least 30 days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

     9.7 Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

     9.8 Escrow. In the event a Vistana Indemnified Party is entitled to receive any amount from the Selling Parties under this Agreement as an indemnification payment under this Article IX, without prejudice to the rights of the Vistana Indemnified Party to seek any recovery from and against the Selling Parties as provided hereunder (subject to the last sentence of this Section), the Vistana Indemnified Parties shall be entitled to recover such amount in accordance with the terms of the Escrow Agreement to the extent of the Indemnity Shares (together with any other securities received by the Escrow Agent with respect thereto) held in escrow thereunder (for purposes of satisfying any such indemnification payment, with each such share or other security having a value equal to $16.7125; provided, however, that, in lieu of a recovery under the Escrow Agreement, the remaining Selling Parties may elect to satisfy any claim for indemnification by immediate and full payment to the appropriate Vistana Indemnified Parties in cash on or prior to the date on which any Indemnity Shares will be released by the Escrow Agent in accordance with the Escrow Agreement. In seeking to recover from the Selling Parties the amount of any Loss, the Vistana Indemnified Parties shall seek to recover such Loss, first, by causing the release of all or the appropriate portion of the Indemnity Shares (together with any other securities received by the Escrow Agent with respect to such Indemnity Shares) and, second, by proceeding against one or more of the Selling Parties.

     9.9  Limitation on Liability.
          -----------------------

          (a)  Notwithstanding Section 9.2, but subject to clause (b) of this
Section 9.9, the Selling Parties shall have no liability under this Article IX to indemnify the Vistana Indemnified Parties for any Loss unless and until the aggregate amount of all Losses exceeds $250,000, in which event the Vistana Indemnified Parties shall be entitled to indemnification with respect to the full amount of such Losses in excess of $250,000 (it being understood that the limitation of this sentence shall not apply to any Loss incurred or suffered by any Vistana Indemnified Party incident to, resulting from or in any way arising out of or in connection with any breach of or inaccuracy in a representation or warranty of any Selling Party contained in Section 2.3 or Section 2.18). Notwithstanding anything contained in this Article IX, other than as set forth in clause (b) of this Section 9.9, the aggregate liability of the Selling Parties under this Article IX shall not exceed the aggregate consideration received by the Selling Parties hereunder (for this purpose only, valuing all shares of Vistana Common Stock received hereunder at $16.7125). In addition, the liability of any Selling Party shall not exceed the aggregate consideration received by such Selling Party hereunder (for this purpose only, valuing all shares of Vistana Common Stock received by such Selling Party at $16.7125).

          (b) The limitations set forth in Section 9.9 on the liability of the Selling Parties under this Article IX to indemnify the Vistana Indemnified Parties for Losses shall not apply, and the Selling Parties shall indemnify the Vistana Indemnified Parties as provided in Section 9.2, with respect to any Loss relating to or arising out of or in connection with the breach of any covenant of the Selling Parties contained in Section 4.3 including the following matters (it being understood that the Selling Parties, as the Indemnifying Parties, shall assume the prosecution or defense, as applicable, of any such claim, action, suit or proceeding involving such matters in accordance with Section 9.5):

                    (i) any and all Losses arising out of or relating to the litigation styled Success Marketing, Inc. and Success Ventures, Inc.
          v. All Seasons Resorts, Inc., Civil Action No. 95-12606, Superior Court of the State of Arizona, Maricopa County (it being understood that the Vistana Entities shall have no right to participate in the prosecution of the foregoing litigation or to recover any proceeds therefrom); and

                    (ii) any and all Losses arising out of or relating to the failure of any Subject Company or any Subject Subsidiary to have obtained or maintained an appropriate real estate brokerage license in the State of Colorado or the State of Nevada.

                                   ARTICLE X
                                 MISCELLANEOUS
                                 -------------

     10.1 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by telex, facsimile or other wire transmission or (iii) three Business Days (seven Business Days for overseas mail) after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

          (a)  If to Vistana or VS1 addressed as follows:

               Vistana, Inc.
               8801 Vistana Centre Drive
               Orlando, Florida 32821
               Attention:  Chairman of the Board
               Facsimile No.:  (407) 239-3198

               with a copy to:

               Neal, Gerber & Eisenberg
               Suite 2100
               Two North LaSalle Street
               Chicago, Illinois 60602
               Attention:  Ross D. Emmerman
               Facsimile No.: (312) 269-1747

          (b)  If to Doll or Friedman, addressed as follows:

               Suite 450
               101 University
               Denver, Colorado  80206
               Attention: Larry D. Doll
               Facsimile No.:  (303) 322-8979

               with a copy to:

               Davis, Graham & Stubbs, LLP
               Suite 4700
               370 17th Street
               Denver, Colorado  80202
               Attention: Paul Hilton
               Facsimile No.:  (303) 892-7400

          (c)  If to Dubin, Sharp and Bruce, addressed as follows:

               Suite J
               1701 Country Road
               Minden, Nevada  89423
               Facsimile No.:  (702) 782-8511

               with a copy to:

               Davis, Graham & Stubbs, LLP
               Suite 4700
               370 17th Street
               Denver, Colorado  80202
               Attention: Paul Hilton
               Facsimile No.:  (303) 892-7400

     or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

     10.2 [INTENTIONALLY OMITTED].
          -----------------------

     10.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.4 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate. In any case where the concept of materiality is applied more than once to qualify any provision of this Agreement (whether by cross-referencing or incorporation or otherwise), such provision shall be interpreted as if only one such materiality qualification applied to it.

     10.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

     10.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment of any rights or obligations shall be made by any party without the written consent of each other party.

     10.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

     10.8 Disclosures. No party shall make any public announcement or disclosure to any third parties of this Agreement or any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Vistana.

     10.9 Further Assurances. Upon reasonable request of any party, each other party will on and after the Closing Date execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated hereby and to otherwise carry out the purposes of this Agreement.

     10.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     10.11 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

     10.12 Entire Understanding. This Agreement, together with the Schedules and Exhibits (other than legal opinions, the "Related Agreements") attached hereto, and the letters respecting confidentiality of information regarding the transactions contemplated hereby previously executed by the parties, sets forth the entire agreement and understanding of the parties hereto with respect to the matters set forth herein and supersedes any and all prior agreements, arrangements and understandings among the parties.

     10.13 Forum Selection and Consent to Jurisdiction. EACH OF THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT BETWEEN OR AMONG SUCH PARTIES, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF FLORIDA LOCATED IN ORANGE COUNTY, FLORIDA OR IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA, ORLANDO DIVISION. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA LOCATED IN ORANGE COUNTY, FLORIDA AND OF THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF

FLORIDA, ORLANDO DIVISION. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     10.14 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of any ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

     10.15 Power of Attorney and Representative. Each of the Selling Parties hereby constitutes and appoints Dubin and Doll, jointly (the "Selling Party Representatives"), with full power of substitution, as his true and lawful agent and attorneys-in-fact and representatives, with full power and authority in his name, place and stead to act on his behalf and to execute and deliver each of the Related Agreements and all notices and other instruments which may be required under, or in connection with the transactions contemplated by, this Agreement and the Related Agreements; provided that nothing contained in this
Section 10.15 shall authorize the Selling Party Representatives to amend or waive any provision of this Agreement in any manner which is adverse to the Selling Parties except with the requisite consent of the Selling Parties. Any action by the Selling Party Representatives on behalf of the Selling Parties shall be deemed to be the action of the Selling Parties for purposes of this Agreement and Vistana shall not be required to inquire as to whether any such action has been approved by the requisite Selling Parties or to deal with any other of the Selling Parties. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that Vistana will be relying upon the power of such agent and attorney-in-act to act as contemplated by this Section 10.15, and it shall survive and not be affected by the subsequent incapacity of any such person and shall extend to each such person's heirs, successors, assigns and personal representative.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives duly authorized, all as of the day and year first above written.


                                    VISTANA:

                                    VISTANA, INC., a Florida corporation


                                    By: /s/ Matthew E. Avril
                                       ------------------------------------
                                       Name:   Matthew E. Avril
                                       Title:  Executive Vice President and
                                               Chief Operating Officer

                                       VS1:

                                       V SUB-1, INC., a Florida corporation


                                    By: /s/ Matthew E. Avril
                                       ------------------------------------
                                       Name:   Matthew E. Avril
                                       Title:  Treasurer


                                    DUBIN:
                                    -----


                                    /s/ Donald J. Dubin
                                    ---------------------------------------
                                    Donald J. Dubin



                   [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                                      DOLL:
                                      ----

                                      /s/ Larry D. Doll
                                      -------------------------------------
                                          Larry D. Doll


                                      SHARP:
                                      -----

                                      /s/ Ronald R. Sharp
                                      -------------------------------------
                                          Ronald R. Sharp


                                      BRUCE:
                                      -----

                                      /s/ David E. Bruce
                                      -------------------------------------
                                          David E. Bruce


                                      FRIEDMAN:
                                      --------

                                      /s/ David H. Friedman
                                      -------------------------------------
                                          David H. Friedman



                  [SIGNATURES CONTINUED FROM PRECEDING PAGE]

                                 Schedule 1.5A

     All capitalized terms used in this Schedule 1.5A but not defined herein shall have the meaning ascribed to them in the Agreement and Plan of Reorganization (the "Agreement").

     Section 1.  The shares of Vistana Common Stock to be delivered pursuant to
Section 1.5(a) of the Agreement (the "Contingent Shares") are subject to delivery by Vistana in the event that the Limited Liability Companies (other than SD), SCI, DMA and SWC (collectively, the "Marketing Entities") achieve certain Net Proceeds from Sales levels during the three-year period beginning January 1, 1998 and ending December 31, 2000 (the "Earnout Period"). The Contingent Shares to be delivered pursuant to the POC Stock Purchase are sometimes herein referred to as the "POC Contingent Shares" and the Contingent Shares to be delivered pursuant to the SCI Stock Purchase and the DMA/SWC Stock Purchase are sometimes herein referred to as the "Success Contingent Shares".

     Section 2. The target Net Proceeds from Sales levels for each calendar year during the Earnout Period are set forth in Schedule A hereto, along with the portion of the Contingent Shares earned based upon various performance levels; it being understood that the percentages apply to the amount of Contingent Shares allocable to such period and not the total amount of Contingent Shares for the Earnout Period. For these purposes, one-third (1/3) of the POC Contingent Shares and one-third (1/3) of the Success Contingent Shares shall be allocated to each calendar year during the Earnout Period.

     Section 3.

          (a) The target Net Proceeds from Sales levels for each calendar year during the Earnout Period shall be allocated to each calendar quarter within such year based upon a detailed budget prepared by the Marketing Entities and approved by Vistana and the parties shall determine the number of Contingent Shares earned by the Selling Parties on a quarterly basis (with twenty-five percent (25%) of the total number of Contingent Shares for each year being allocated to each quarter of such year); provided, however, that for each quarter of a calendar year (other than the first quarter) the determination of the number of Contingent Shares earned shall be based upon the actual cumulative Net Proceeds from Sales for the year. For example, and solely for purposes of illustration, (i) if the actual Net Proceeds from Sales for the six-month period ending June 30, 1998 are at least $7,823,383 at a cost of sales percentage of 44.40%, the Selling Parties shall have earned all of the Contingent Shares allocable to the first two quarters of 1998, and (ii) if the actual Net Proceeds from Sales as of June 30, 1998 are at least $6,873,972 at a cost of sales percentage of 44.40%, the Selling Parties shall have earned 75% of the Contingent Shares allocable to the first two quarters of 1998. Thus, under clause (ii) of the example in the preceding sentence, if the Selling Parties earned all of the Contingent Shares for the first quarter of 1998, the number of Contingent Shares earned for the second quarter of 1998 would be that number of Contingent Shares required to cause the total number of Contingent Shares earned for the first two quarters of

1998 to equal 75% of the total number of Contingent Shares allocable to the first two calendar quarters of 1998.

          (b) For each calendar year during the Earnout Period, the Selling Parties shall be entitled to earn all of the Contingent Shares allocable to such year if the actual Net Proceeds from Sales of the Marketing Entities for the year as a whole equal or exceed the target Net Proceeds from Sales levels required to earn 100% of the Contingent Shares allocated to such year, notwithstanding the fact that the actual Net Proceeds from Sales of the Marketing Entities for any one or more quarters during such year are less than the target Net Proceeds from Sales levels required to earn 100% of the Contingent Shares allocable to such quarter(s). Thus, a failure to achieve the target Net Proceeds from Sales levels in one quarter may be made-up in subsequent quarters within the same calendar year. Any Contingent Shares earned in one quarter shall not be subject to forfeiture or retransfer to Vistana if the Marketing Entities fail to achieve certain Net Proceeds from Sales levels in any subsequent quarter.

          (c) All determinations hereunder with respect to the number of Contingent Shares earned shall be made independently for each calendar year during the Earnout Period. Thus, if the Marketing Entities have Net Proceeds from Sales for any calendar year during the Earnout Period that are greater than those required to earn 100% of the Contingent Shares for such year, such excess shall not be applied to reduce the Net Proceeds from Sales levels for any subsequent calendar year. Similarly, the failure to achieve certain Net Proceeds from Sales levels for any calendar year shall not impact the Net Proceeds from Sales levels for any subsequent year.

          (d) As soon as practical following each calendar quarter during the Earnout Period (or, if the parties mutually agree, following the close of each calendar year during the Earnout Period), a determination shall be made (in accordance with the terms hereof) as to the number of Contingent Shares earned during such quarter (or during each quarter of such calendar year, in the case of annual determinations hereunder) and the parties shall cause the Escrow Agent under the Escrow Agreement to deliver the relevant number of Contingent Shares to the Selling Parties (acting pursuant to the representatives appointed under Section 10.15 of the Agreement) or Vistana, as appropriate.

     Section 4.

          (a) For purposes of the foregoing, the term "Net Proceeds from Sales" shall mean the total net sales volume (less any applicable discounts and/or buyer incentives deducted from the sales price, which shall also be excluded from the expense calculation, under generally accepted accounting principles) of the Marketing Entities (which shall include all sales during the relevant period for which (x) the relevant paperwork has been signed by the purchaser, (y) the purchaser has paid the required down payment so as to qualify for recognition under generally accepted accounting principles, and (z) the statutory recision period applicable to such sales has expired) less the following expenses of the following type:

               (i) sales and marketing expenses of the Marketing Entities, which shall mean those expenses directly attributable to the sales and marketing activities of the Marketing Entities, as generally described in the budget attached hereto as Schedule B.

               (ii) general and administrative expenses of the Marketing Entities, which shall include only those general and administrative expenses directly incurred by the Marketing Entities. For purposes of determining the Net Proceeds from Sales, the Marketing Entities shall not be allocated any of the general and administrative expenses of Vistana or of any other company or entity owned, directly or indirectly, by Vistana.

               (iii) the base compensation and any commission, bonus or other income of the executive officers of the Marketing Entities, who for these purposes shall be Donald J. Dubin, Ronald R. Sharp and David E. Bruce, or such other similarly situated individuals hired to perform the sales and marketing activities of the Marketing Entities.

          (b) In determining the actual Net Proceeds from Sales of the Marketing Entities, such determination shall be made before any provision for state, local or federal incomes taxes and shall generally be made in a manner consistent with, and shall include or exclude items included in or excluded from, as the case may be, the target Net Proceeds from Sales numbers attached hereto as Schedule B, except the following adjustments shall be made:

               (i) depreciation and amortization shall be computed without taking into account any increase in the basis of the depreciable or amortizable assets of the Marketing Entities which may result from the closing of the transactions contemplated by the Agreement, and any increased depreciation or amortization attributable to the transactions contemplated by the Agreement shall be disregarded;

               (ii) all expenditures by the Marketing Entities that are required or permitted to be capitalized in accordance with generally accepted accounting principles shall not be deducted in the year incurred for purposes of determining the Net Proceeds from Sales for such year, but instead shall be depreciated or amortized over the useful life of the relevant asset (in accordance with the depreciation or amortization conventions customarily employed by Vistana) and deducted for purposes of determining Net Proceeds from Sales based upon such amortization or depreciation schedule;

               (iii) the moving costs and related expenses (including, without limitation, furniture, fixtures and equipment and wall tours) associated with the openings of, and transition to, the contemplated new sales centers for the timeshare complex at Vail, Colorado and the timeshare complex at Scottsdale, Arizona shall be excluded from the calculation of Net Proceeds from Sales;

               (iv) all management fees and charges, allocations of Vistana overhead or similar expenses or charges whatsoever made by Vistana or any of its affiliates, and any other charges made by Vistana or its affiliates, against the income or expenses of the Marketing Entities shall be disregarded;

               (v) all intercompany receivables or payables between Vistana or its affiliates, on the one hand, and one or more of the Marketing Entities, on the other hand, and all interest, fees and other charges attributable to such receivables or payables shall be disregarded;

               (vi) if after the Closing, the Marketing Entities are required to incur travel and development expenses or related costs at the request of Vistana and if such costs and expenses are not otherwise related to the sales and marketing activities contemplated hereby, then such costs and expenses shall be excluded from the determination of Net Proceeds from Sales; and

               (vii) if after the Closing, Vistana makes the decision (for whatever reason) to hire and treat as employees those individuals who are currently retained by the Marketing Entities on an independent contractor basis (except for the executive officers of the Marketing Entities), the additional costs associated with such treatment shall be excluded from the determination of Net Proceeds from Sales.

          (c) The parties recognize that, upon consummation of the Reorganization, the Selling Parties are to have a reasonable opportunity to cause the Marketing Entities to achieve the target Net Proceeds from Sales levels and obtain the Contingent Shares, but that Vistana may from time to time make certain decisions in connection with the operation of the Marketing Entities, POC and SD that may impact the ability of the Selling Parties to achieve the target Net Proceeds from Sales levels and earn the Contingent Shares. In that regard, Vistana shall endeavor to adopt policies for the businesses of the Marketing Entities, POC and SD in a manner consistent with the rights of the Selling Parties to (y) have a reasonable opportunity to earn the Contingent Shares and (z) manage the day-to-day affairs of the Marketing Entities, POC and SD in a manner reasonably consistent with past practices (subject to the terms and provisions of the employment agreements of the Selling Parties); provided, however, that Vistana shall have the discretion to operate the Marketing Entities in any manner that it determines reasonable if Donald J. Dubin's employment with SCI is terminated for any reason, other than a termination of Mr. Dubin by SCI without Cause (as such term is defined in Mr. Dubin's employment agreement); and provided further that Vistana shall have the discretion to operate POC and SD in any manner that it determines reasonable if Larry D. Doll's employment with POC is terminated for any reason, other than a termination of Mr. Doll by POC without Cause (as such term is defined in Mr. Doll's employment agreement). Vistana acknowledges that certain actions, which are identified below, may change the nature of the businesses of the Marketing Entities, POC, or SD causing the Marketing Entities to incur short-term costs that could adversely impact the ability of the Selling Parties to earn the Contingent Shares. If Vistana causes the Marketing Entities, POC or SD to take the following actions without the consent of the Selling Parties, the Marketing Entities shall separately account for such actions with reasonable accuracy so as to permit the determination of actual Net Proceeds from Sales levels as contemplated hereby, with the effect that the actual Net Proceeds from Sales of the Marketing Entities for purposes of the Contingent Shares calculation shall be restated without consideration of such excluded costs:

               (i) enter into any business other than the business of timeshare or vacation ownership, development, sales and resort management;

               (ii) construct or acquire new resorts or close or shut down existing resorts;

               (iii) borrow funds from any person other than Vistana or its affiliates (which loans shall be subject to the provisions of Section 4(b)(v) hereof);

               (iv) fail to maintain the Marketing Entities, POC or SD as separate corporate entities; provided, however, Vistana may maintain the Marketing Entities, POC or SD as a separate division with separate accounts if such separate accounts fairly reflect the separate income and financial condition of the division that comprises the businesses of the Marketing Entities;

               (v) dispose of any asset of the Marketing Entities, POC or SD, the disposal of which materially and negatively affects the ability of the Marketing Entities to achieve the Net Proceeds from Sales levels hereunder;

               (vi) enter into leases, either as lessee or lessor, except in the ordinary course of business;

               (vii) cause the Marketing Entities to purchase or acquire any other business;

               (viii) sell, merge, consolidate or otherwise dispose of the Marketing Entities or all or substantially all of its assets as a going concern (other than the sale of inventory sold in the ordinary course of business);

               (ix) materially alter the existing sales force or personnel of the Marketing Entities;

               (x) cause the working capital of the Marketing Entities to fall below those levels reasonably necessary for the operation of the Marketing Entities;

               (xi) materially diminish the compensation of any executive of the Marketing Entities from that set forth in his employment agreement as of the Closing Date;

               (xii) initiate any policy or practice which the Selling Parties can demonstrate to have a material detrimental impact on the their ability to earn the Contingent Shares; provided, however that the Selling Parties shall not be entitled to question any policy or practice if (y) the Selling Parties fail to object to such policy or practice within ten (10) days of the receipt of a written notice from Vistana that such policy or practice will be adopted or (z) the Selling Parties fail to object in a timely manner with respect to any policy or practice of which they have knowledge.

          (d) The Selling Parties acknowledge that, for purposes of calculating the target Net Proceeds from Sales levels and achieving the actual Net Proceeds from Sales amounts, (i) Vistana has not promised or represented that it will undertake any actions (other than as expressly provided herein) and the Selling Parties believe (but are not making any representation or warranty hereby as to actual results) that the target Net Proceeds from Sales numbers can be achieved based upon the current inventory of POC and SD (together with the Acquisition Property and any property or inventory that the Marketing Entities, POC or SD have a right to purchase, such as the Christie Lodge property) and the existing sales force and materials of the Marketing Entities (together with the sales centers to be opened in 1998), and (ii) the Acquisition Property in Scottsdale, Arizona will be an Embassy Vacation Resort if reasonably possible;

          (e) If Vistana causes the Marketing Entities or POC or SD, if applicable, to take any of the above listed actions during the Earnout Period without the written consent of the Selling Parties and the Marketing Entities cannot separately account with reasonable accuracy for such activities, Vistana shall cause the Contingent Shares allocable to the calendar year of such actions to be immediately delivered to the Selling Parties. In addition, if any such actions are reasonably anticipated to have a similar effect in subsequent calendar years, the Contingent Shares allocable to such subsequent calendar years shall also be immediately delivered to the Selling Parties.

          (f) If during the Earnout Period Vistana (directly or indirectly by causing the Marketing Entities, POC or SD to take such actions) (i) terminates Donald J. Dubin or Larry D. Doll without Cause, as such term is defined in their respective employment agreements, (ii) deprives Messrs. Dubin or Doll, without Cause, as such term is defined in their respective employment agreements, and without their written consent, of the level of authority with respect to the day-to-day operations of the Marketing Entities, POC or SD commonly attendant to the executive offices such individuals hold in the Marketing Entities, POC, or SD (as applicable and established in their respective employment agreements; provided, however that those costs and expenditures not included in the expenses of the Marketing Entities for purposes of calculating the Net Proceeds from Sales hereunder shall be subject to Vistana's final review and approval) or
(iii) otherwise materially and adversely affect the ability of Messrs. Dubin or Doll to manage the day-to-day operations of the Marketing Entities, POC, or SD, Vistana shall cause the Contingent Shares allocable to the calendar year of such termination or deprivation and to all subsequent calendar years during the Earnout Period to be immediately delivered to the Selling Parties.

     Section 5. Vistana shall be permitted to increase the number of resorts being managed and marketed by the Marketing Entities during the Earnout Period; provided, that upon the addition of each additional resort, all of the revenues attributable to such resort and the following expenses shall be excluded from the calculation of Net Proceeds from Sales: (i) all of the expenses directly attributable to such resort (whether pre- or post-opening of the resort), and
(ii) an appropriate portion of any indirect expenses of the Marketing Entities, which shall be determined in good faith by Vistana and the Selling Parties at the time any new resort is added and which shall be adjusted from time to time thereafter as appropriate and as agreed to by Vistana and the Selling Parties.

     Section 6. In the event of a Change of Control (as herein defined) during the Earnout Period, the Contingent Shares shall be considered as earned in their entirety for the remainder of the Earnout Period and for all prior periods of the Earnout Period. For purposes of the foregoing, a "Change of Control" means
(i) any transaction involving the dissolution or liquidation of Vistana other than a dissolution or liquidation undertaken in connection with a transaction or series of related transactions described in clause (iii) below, (ii) any sale or other disposition of one or more of the Marketing Entities to an unaffiliated third party(ies), or (iii) any (x) sale or other disposition of all or substantially all of the assets of Vistana to an unaffiliated third party(ies),
(y) merger, reorganization or consolidation to which Vistana is a party and as a result of which Vistana is not the surviving corporation or becomes at least an 80% owned subsidiary of another unaffiliated corporation, or (z) transaction or series of transactions pursuant to which one or more unaffiliated third parties acquire more than 50% of the issued and outstanding Vistana Common Stock, in each case, if, within twelve months of the effective date of such transaction, Raymond L. Gellein, Jr. and Jeffrey A. Adler cease to be employed by Vistana (or its successor) in substantially the same capacity employed as of the date hereof.

     Section 7.

          (a) Promptly upon the determination of the actual Net Proceeds from Sales numbers for each calendar quarter during the Earnout Period (or, if the parties mutually agree, following the close of each calendar year during the Earnout Period), the Selling Parties shall deliver to Vistana a summary schedule reflecting (i) the determination of the actual Net Proceeds from Sales pursuant to Section 4 hereof and (ii) the number of Contingent Shares earned pursuant to
Section 3 hereof, and thereafter shall deliver such supporting documentation as Vistana shall reasonably request. If Vistana shall object to the determination of the actual Net Proceeds from Sales or to the calculation of the number of Contingent Shares earned by the Selling Parties, Vistana shall notify the Selling Parties by written notice to the Selling Parties, delivered in accordance with the notice provisions set forth in Section 10.1 of the Agreement, within 10 days after notice of such determination is given to Vistana. If Vistana and the Selling Parties fail to agree on the actual Net Proceeds from Sales for the period at issue within 15 days after such objection, the Net Proceeds from Sales for such period shall be examined by Vistana's independent auditors and by a firm of independent public accountants of recognized standing selected by the Selling Parties. Any determination of Net Proceeds from Sales for such period which is agreed to either by Vistana and the Selling Parties or by Vistana's independent auditors and such other firm of independent public accountants, and any determination of actual Net Proceeds from Sales by the Selling Parties, which is not objected to as provided in this paragraph (a), shall be conclusive and binding upon Vistana and the Selling Parties and their respective successors and permitted assigns.

          (b) In the event Vistana's independent auditors and such other firm of independent public accountants do not agree on the actual Net Proceeds from Sales for a calendar quarter within 45 days after such objection to the Selling Parties' determination, such Net Proceeds from Sales shall be examined by a third firm of independent public accountants of recognized standing selected by agreement of the two accounting firms, and the report of such third firm of independent public accountants shall be conclusive and binding upon Vistana and the Selling Parties and their respective successors and permitted assigns, and shall be enforceable by a court of competent jurisdiction.

          (c) If Vistana's auditors or any firm of independent public accountants selected pursuant to paragraphs (a) or (b) of this Section 7 shall advise Vistana and the Selling Parties that they are unable to determine one or more issues or amounts necessary to make a determination of the actual Net Proceeds from Sales for the period at issue, each such issue or amount shall be determined by arbitration by three arbitrators, with one arbitrator being selected by Vistana and one arbitrator being selected by the Selling Parties and the third arbitrator being selected by the two arbitrators. The decision of a majority of such arbitrators shall be the decision of the arbitrators and conclusive and binding on Vistana and the Selling Parties and their respective successors and permitted assigns, and shall be enforceable by a court of competent jurisdiction.

          (d) Vistana shall bear the fees and expenses of its independent auditors and any arbitrator selected by it and one-half (1/2) of the fees and expenses of any third firm of independent public accountants selected pursuant to paragraph (b) of this Section 7 and any third arbitrator selected pursuant to paragraph (c) of this Section 7. The fees and expenses of the firm of independent public accountants and any arbitrator selected by the Selling Parties and one-half (1/2) of the fees and expenses of any such third firm of independent public accountants and any such third arbitrator shall be borne by the Selling Parties.

     Section 8.

          (a) No certificates for fractions of shares of Vistana Common Stock and no scrip or other certificates evidencing fractional interests in such shares shall be delivered hereunder. If the number of Contingent Shares delivered to a person at any time results in a fractional Contingent Share or interest therein, the number of Contingent Shares issued to each person shall be amended up or down (as appropriate) to the nearest whole share.

          (b) In the event of any reclassification, stock split or stock dividend of or in respect of the Vistana Common Stock after the Closing Date and prior to delivery of any

Contingent Shares in accordance herewith, proportionate adjustment shall be made in the number or kind of any Contingent Shares which shall thereafter be delivered hereunder. In the event the outstanding Vistana Common Stock is converted, changed, exchanged or reclassified into another security or form of property pursuant to any merger, consolidation, acquisition of business and assets, reorganization or recapitalization, if any Contingent Shares become deliverable thereafter (taking into account the provisions of Section 6 hereof) there shall be delivered, in lieu of Vistana Common Stock, the kind and amount of securities or other property into which a share of Vistana Common Stock was converted, changed, exchanged or reclassified. This Section 10 shall apply to successive mergers, consolidations, acquisitions, reorganizations and recapitalization.

          (c) In addition to any rights pursuant to Section 6 hereof, in the event the outstanding Vistana Common Stock is converted, changed, exchanged or reclassified (i) into another security or form of property pursuant to any merger, consolidation, acquisition of business and assets, or other reorganization in which Vistana is not the surviving corporation, or (ii) into a non-equity security of which Vistana is the issuer; then Vistana agrees to deliver, prior to such event, the balance of any Contingent Shares which might thereafter become deliverable.

     Section 9.

          (a) The right to receive the Contingent Shares, if any, to be delivered pursuant hereto shall not be assignable or transferable except by operation of law.

          (b) A certificate for any Contingent Shares which become deliverable shall be mailed, in accordance with the customary practice of Vistana or its transfer agent, to the Selling Party, or his successor by operation of law, to whom the Contingent Shares represented thereby are being delivered, at such person's last known address as provided in the stockholder records of Vistana or such other address, or in the name of such successor, as shall be furnished in writing to Vistana by the Selling Party, his duly appointed personal representative or successor. Vistana may require proper evidence of succession and, in any event, shall be fully protected in delivering and mailing certificates for Contingent Shares to and registered in the name of such person at such address.

     Section 10. During the Earnout Period, Vistana will, and will cause the Marketing Entities to, make available to the Selling Parties and their representatives the books and records of the Marketing Entities for purposes of determining, verifying or contesting any of the amounts relevant to the determination of the Net Proceeds from Sales (or any component part thereof) during the Earnout Period or the calculation of the amount of the Contingent Shares earned by the Selling Parties.

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